UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Dover Corporation

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Notice Of Annual Meeting Of Shareholders

March 16, 2010

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at Eaglewood Resort, 1401 Nordic Road, Itasca, Illinois 60143, on May 6, 2010, at 1:00 p.m. local time, to be held for the following purposes:

1.	To elect eleven directors; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

All holders of record at the close of business on March 9, 2010 are entitled to vote at the meeting or any adjournments thereof. We urge you to vote your shares as soon as possible.

By authority of the board of directors,

JOSEPH W. SCHMIDT
       Secretary

PROXY STATEMENT

i

ii

www.dovercorporation.com
280 Park Avenue
New York, New York 10017

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are providing this proxy statement to our shareholders in connection with the solicitation of proxies by the board of directors for use at our 2010 Annual Meeting of Shareholders (the “Meeting”).

Record Date

The record date for determining shareholders eligible to vote at the Meeting is March 9, 2010. As of the close of business on that date, we had outstanding 187,263,168 shares of common stock. Each share of common stock is entitled to one vote on each matter.

Electronic Delivery of Proxy Materials

We have made available to you over the internet or delivered paper copies of our proxy statement, a proxy card and our Annual Report to Shareholders (of which our 2009 Annual Report on Form 10-K is a part) in connection with the Meeting. We are using the SEC’s rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our shareholders a notice about the internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the internet and to request a paper copy by mail by following the instructions in the notice. In addition, the notice contains instructions for electing to receive proxy materials over the internet or by mail in future years.

Quorum

For purposes of the Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy.

Shareholders of Record; Beneficial Owners

Most shareholders of our common stock hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, for those shares you are considered the shareholder of record, and the notice or proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the Meeting. If you received or requested printed copies of the proxy materials, Dover has enclosed a proxy card for you to use. You may also vote on the internet or by telephone, as described in the proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered, for those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

Items of Business

There are two proposals scheduled to be voted on at the Meeting:

•	the election of the eleven nominees for director; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2010.

Vote Required

A majority of the votes cast at the Meeting is required to elect directors. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director in order for that director to be elected. Proposal 2 will require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting. Our organizational documents do not provide for cumulative voting.

If you are a shareholder of record and sign and return your proxy card or vote electronically without making any specific selection, then your shares will be voted FOR Proposals 1 and 2.

If you specify that you wish to “abstain” from voting on an item, then your shares will not be voted on that particular item. Abstentions will not affect the outcome of the vote on Proposal 1. However, they will have the same effect as a vote against Proposal 2.

If you are a beneficial owner and hold your shares through a broker or other nominee, and do not provide your broker or nominee with voting instructions, the broker or nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. Only Proposal 2 will be considered a routine matter for the Meeting. If your broker or nominee does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee will inform us that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote”. Broker non-votes will not affect the outcome on the vote on Proposal 1.

Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

Voting Procedures

If you are a shareholder of record, you may vote in person at the Meeting, over the internet, by telephone, or by mail by following the instructions provided in our notice or proxy materials. If you hold your shares in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.

Revoking Your Proxy

If you are a shareholder of record, whether you give your proxy over the internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by using the internet or the telephone or by mailing a new proxy card bearing a later date so it is received prior to the Meeting.

Shareholders Sharing the Same Address

SEC rules permit us to deliver only one copy of the proxy statement or the notice of internet availability of the proxy statement to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called “householding”, reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive or have internet access to separate proxy cards.

If you are a shareholder of record and wish to receive a separate copy of the proxy statement, now or in the future, at the same address, or you are currently receiving multiple copies of the proxy statement at the same address and wish to receive a single copy, please write to or call the Corporate Secretary, Dover Corporation, 280 Park Avenue, New York, NY 10017, telephone: (212) 922-1640.

Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials or notice of internet availability of the proxy materials and wish to receive a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other holder of record to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.

Proxy Solicitation Costs

We will pay the reasonable and actual costs of printing, mailing and soliciting proxies, but we will not pay a fee to any of our officers or employees or to officers or employees of any of our subsidiaries as compensation for soliciting proxies. We have retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries, and to send proxies and proxy materials to the beneficial owners of such shares, for a fee of $9,000 plus expenses.

ITEMS TO BE VOTED UPON

Proposal 1 — Election of Directors

There are eleven nominees for election to our board at this Meeting, each for a period of one year. If any nominee for election becomes unavailable to serve as a director before the Meeting, an event which we do not anticipate, the persons named as proxies will vote for a substitute nominee or nominees as may be designated by our board of directors. Directors will be elected by a majority of the votes cast for and against them. All of the nominees for director for election at the Meeting currently serve on our board and are being proposed by our board. Each director elected at the Meeting will serve until the election and qualification of his or her successor. Thomas J. Derosa, who joined the board in 2007, has notified us that he will not stand for re-election at the Meeting. Mr. Derosa felt that increasing demands of his primary occupation left insufficient time for him to devote to Dover board matters. The board is in the process of identifying additional candidates for appointment to the board.

The board, in part through its delegation to the governance and nominating committee, seeks to recommend qualified individuals to become members of the board. The board selects individuals as director nominees who, in the opinion of the board, demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other nominees to the board, in collectively serving the long-term interests of all our shareholders. The board prefers nominees to be independent of the company, but believes it is desirable to have on the board a representative of current management. In considering diversity in selecting director nominees, the governance and nominating committee gives weight to the extent to which candidates would increase the effectiveness of the board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. Given the global reach and broad array of types of businesses operated by Dover companies, the board considers multi-industry and multi-geographic experience a significant plus.

Director since 1995	David H. Benson
Age 72

 Senior Advisor, Fleming Family & Partners (since September 2001; investment management company); Director of F. F. and P. Alternative Strategies Income Fund and F.F. and P. Managed Portfolio Funds (investment management companies); formerly Vice Chairman of The Kleinwort Benson Group plc (financial services company), Chairman of The COIF Charities Fund (investment and cash management for charities), Director of BG Group plc (“British Gas”) (gas exploration and production), Murray International Investment Trust (investment company) and The Rouse Company (real estate development).

The board believes that Mr. Benson should serve as a director because of his extensive experience on boards and governing bodies of public and private companies both within the U.S. and internationally. His career commenced in the oil and gas industry (Shell Petroleum) and in this sector he later served for 16 years on the British Gas board. His principal career was in Merchant Banking and Asset Management, chairing both the board of a major Public Investment Trust and The Charities Official Investment Fund (the U.K.’s major charitable common investment fund). He also has had past experience as an advisor to the European Board of Campbell Soup and Director of The Rouse Company where he chaired its audit committee. This broad international experience enables him to provide valuable input to the board in its oversight of financial matters and matters involving capital allocation, cash management and strategy concerning the energy markets and our operations and continued growth in international markets.

Director since 2005	Robert W. Cremin
Age 69

 Chairman (since May 2009) of the Board of Directors of Dover; Chairman (since 2001), President (from 1997 to 2009) and Chief Executive Officer (from 1999 to 2009) of Esterline Technologies Corporation (manufacturer of aerospace and defense products); Director of British-American Business Council of the Pacific Northwest; and the British Honorary Consul in Seattle.

The board believes Mr. Cremin should serve as a director because the experience he gained as President and Chief Executive Officer of Esterline Technologies makes him a valuable contributor to the board and advisor to our CEO on matters involving business strategy, capital allocation, acquisition and divestiture opportunities, and the aerospace and defense markets. His experience as Chairman of Esterline allowed him to develop many skills that have contributed and will continue to contribute to the effective functioning of our board. Under Mr. Cremin’s leadership, Esterline pursued a strategy that enabled it to grow its sales more than tenfold, in part by shedding non-core businesses, focusing on the markets it knew best, significantly expanding its investments in research and development, and cultivating a culture focused on lean manufacturing and velocity. In addition, his technical expertise and background in engineering contribute to the board’s understanding and consideration of opportunities involving Dover companies and the markets they serve. Mr. Cremin has an MBA from Harvard University.

Director since 1994	Jean-Pierre M. Ergas
Age 70

 Chairman of the Board (since January 2000), Chief Executive Officer (from 2000 to 2007) and Director (since 1995) of BWAY Corporation (steel and plastic container manufacturer); and Director of Plastic Omnium (manufacturer of automotive components and plastic products).

The board believes Mr. Ergas should serve as a director because of the substantial international management experience he brings to the board as a former Chief Executive Officer and Chairman of five companies in the U.S. and Europe, including BWAY Corporation, American National Can Company, Cedegur Pechiney, Cebal S.A. and Alcan Europe, and senior executive at Pechiney S.A. and Alcan Aluminum Limited. As Chief Executive Officer of American National Can Company, he led the successful integration of American National Can into its new French parent, Pechiney S.A., a global packaging and aluminum company, following its acquisition by Pechiney in a $3.5 billion deal completed in 1988. He was credited for managing the integration in a manner that avoided pitfalls common to cross- border acquisitions. He was also credited with increasing productivity and operating profits. As Chairman and CEO of BWAY Corporation since 2000, Mr. Ergas has been instrumental in more than tripling its shareholder value. Drawing on his background, knowledge and experience managing all aspects of international businesses, including privatizations, acquisitions, cross-border transactions, post-merger integrations, productivity and performance initiatives, Mr. Ergas provides important advice to our CEO and contributes significantly to the board’s oversight of matters involving Dover’s continued expansion into international markets, business development and corporate strategies, as well as acquisition and divestiture activities. Mr. Ergas holds an MBA from Harvard University.

Director since 2007	Peter T. Francis
Age 57

 Private Investor; Chairman of the Board of Directors (from 1993 to 2008) and President and Chief Executive Officer (from 1994 to 2009) of J. M. Huber Corporation (privately held diversified company focused on engineered materials, natural resources and technology-based services).

The board believes Mr. Francis’ experience as Chairman, President and CEO for over 15 years of an international manufacturing conglomerate with locations in over 25 countries enables him to provide valuable input to the board and our CEO on matters relating to engineered materials, natural resources and technology-based services; a wide range of management processes, including compensation, performance evaluation and succession planning; and a variety of board processes, such as governance, management oversight and board composition. As chairman of the board of J.M. Huber Corporation, Mr. Francis led the design of board processes, the implementation of individual board member evaluations, and the development of the audit, nominating, management and compensation, environmental and finance committee charters. As President and CEO, Mr. Francis entirely redesigned Huber’s strategy and restructured its portfolio with over 25 divestitures and 100 acquisitions. Mr. Francis has also lived and worked outside the United States for more than eight years and brings an international perspective to the board. Mr. Francis has an MBA from Stanford University.

Director since 1999	Kristiane C. Graham
Age 52

 Private Investor.

The board believes Ms. Graham should serve as a director because her experience as a private investor and her shared interests in Dover, including interests through charitable organizations of which she is a director, make her a good surrogate for our individual and retail investors. Ms. Graham also has past experience with a commercial bank, primarily as a loan officer. She then founded and operated an advisory company and a publication regarding international thoroughbred racing and now co-manages her family’s investments. During her 11 years on the board, she has devoted substantial time to monitoring the development of Dover operating company leaders, enabling her to provide the board valuable insights regarding management succession. As a member of one of the founding families of Dover, Ms. Graham also brings to the board a sense of Dover’s historical values, culture and strategic vision which the board believes is beneficial as it considers various strategic planning alternatives for shaping Dover’s future.

Director since 1989	James L. Koley
Age 79

 Chairman (May 2008 to May 2009) and Lead Director (February 2008 to May 2008) of the Board of Directors of Dover; Director (until April 2006) and Chairman (until February 2002) of Art’s-Way Manufacturing Co., Inc. (agricultural manufacturer).

The board believes Mr. Koley should serve as a director because he brings to the board more than 50 years of experience as an advisor to public and private companies, providing legal advice on transactions, banking, finance, securities and tax matters. Mr. Koley was a founder of, and until 2003 a member of, a law firm. He served as a member of senior management of Peter Kiewit Sons’ Inc., one of the largest construction and mining companies in North America, for 10 years, and also was a director of various public companies. As Dover’s immediate past Chairman and lead director, Mr. Koley effectively guided the board through a transition in management and the company’s vision and strategy. The perspectives and experience he developed as legal advisor, officer and director, and the extensive knowledge he has gained about Dover and its companies during his more than 20 years of board service have enabled him to provide valuable input to the board and a historical perspective on matters of strategy, governance, acquisitions and divestitures and succession planning.

Director since 2008	Robert A. Livingston
Age 56

 President and Chief Executive Officer of Dover (since December 1, 2008); President and Chief Operating Officer of Dover (from July 2008 to December 2008); Vice President of Dover, President and Chief Executive Officer of Dover Engineered Systems (from August 2007 to July 2008); Vice President of Dover, President and Chief Executive Officer of Dover Electronics, Inc. (from October 2004 to July 2007); and President of Vectron International (from January 2004 to October 2004).

The board believes Mr. Livingston should serve as a director in part because he is Dover’s current Chief Executive Officer and the board believes it is desirable to have on the board one active management representative to facilitate its access to timely and relevant information and its oversight of management’s long-term strategy, planning and performance. Mr. Livingston brings to the board considerable management experience and a deep understanding of Dover’s companies, history and operating model which he gained during more than 26 years in management positions at Dover companies, including 10 years in operating company positions in finance, general management and as President, and 14 years in senior management positions at three Dover segments, including four years as segment CEO. His background in finance, his experience in all aspects of management, including manufacturing operations, acquisitions, divestitures, restructurings and integrations, and his passion for leadership development enable him to give valuable input to the board in matters involving business strategy, capital allocation, transactions and succession planning.

Director since 1999	Richard K. Lochridge
Age 66

 President of Lochridge & Company, Inc. (management consulting firm); Director of The Lowe’s Company, Inc. (home improvement retailer) and PETsMART (pet supplies retailer).

The board believes Mr. Lochridge’s experience in management consulting makes him a valuable contributor to the board and advisor to our CEO as an expert on strategic planning, management styles, succession planning and similar matters. He worked many years with a major consulting company where a majority of his experience was with non-U.S. companies or covering international or global markets, and where he was for a time in charge of all international offices. His consulting work has enabled him to work closely with the boards and senior management of many public companies on complex and important transactions and projects in global arenas, giving him experience and insight that are beneficial to Dover. In addition, over a period of 25 years, Mr. Lochridge has served on the boards of seven public companies, including the three on which he currently serves. On these boards, he has at various times served as non-executive chair and chair of the audit, finance and compensation committees.

Director since 2001	Bernard G. Rethore
Age 68

 Chairman of the Board Emeritus of Flowserve Corporation (fluid transfer and control equipment and services); previously Chairman (from July 1997 to April 2000), Chief Executive Officer (from July 1997 to December 1999) and President (from October 1998 to July 1999), of Flowserve Corporation; Director and Chairman of the Audit Committee of Belden, Inc. (signal transmission solutions); Director and Audit Committee Member of Mueller Water Products, Inc. (fire hydrants, valves and ductile iron pipes); and Director of Walter Energy, Inc. (energy and natural resources).

The board believes Mr. Rethore brings to the board valuable experience and expertise based on his more than 30 years in general management of diversified manufacturing companies conducting business in the U.S., Europe, Latin America and Asia in many of the markets and products areas relevant to Dover’s businesses. Mr. Rethore has served as Chairman and CEO of Flowserve Corporation and of BW/IP, Inc., two publicly traded, multi-national manufacturing companies in the flow control arena. He was also President of Phelps Dodge Industries and a Senior Vice President and member of the Senior Management Committee of Phelps Dodge Corporation. Mr. Rethore’s extensive management experience makes him a valuable contributor to the board and advisor to our CEO on matters involving business strategy, capital allocation, and acquisition and divestiture opportunities. Mr. Rethore also has a considerable board/governance background, having served as a director or trustee for a number of public companies as well as educational and not-for-profit institutions, with experience across a broad array of committee responsibilities. In 2008, he was named an Outstanding Director by the Outstanding Directors’ Exchange. Mr. Rethore also brings significant expertise in financial matters and holds an MBA with a major in Accounting from the Wharton School.

Director since 1999	Michael B. Stubbs
Age 61

Private Investor; Director and Chairman of Audit Committee of Moore-Handley, Inc. (from March 1986 to July 2009) (wholesale hardware distributor).

The board believes Mr. Stubbs’ financial expertise, based on his extensive experience in the finance and investment professions, makes him a valuable asset to the board in its financial oversight function and strategic planning. This includes his experiences as a private investor, as chief financial officer or president of various private companies, including as President and Co-Founder of Lyon, Stubbs & Tomkins, Inc., registered investment advisors, and his work in the areas of financial and corporate planning, as well as mergers and acquisitions at a public company, among other experiences. Like Ms. Graham, Mr. Stubbs’s family is one of the founding families of Dover and he brings to the board a sense of Dover’s historical values, culture and strategic vision which the board believes is a useful perspective as it considers various strategic planning alternatives for shaping Dover’s future.

Director since 2005	Mary A. Winston
Age 48

Senior Vice President and Chief Financial Officer of Giant Eagle Inc. (grocery and fuel retailer) (since September 2008); formerly, President of Winsco Financial LLC (financial and strategic consulting firm) (from July 2007 to September 2008); Executive Vice President and Chief Financial Officer of Scholastic Corporation (children’s publishing and media company) (from February 2004 to January 2007); and Director and Audit Committee Member of Plexus Corporation (electronics manufacturing services company).

The board believes Ms. Winston brings to the board valuable experience and expertise based on her more than 20 years of financial management and consulting experience. Ms. Winston, who started her career as a CPA with a large global public accounting firm, has extensive experience with financial and accounting matters for large public companies. She serves as chief financial officer of Giant Eagle Inc. and previously served as chief financial officer of Scholastic, Inc., where she guided the company’s strategy to improve capital allocation, cash flow and overall financial performance. Ms. Winston also held various senior executive positions in the finance departments of Visteon Corporation and Pfizer, Inc. Ms. Winston’s background and experience make her a valuable contributor to the Board on matters involving audit committee procedures, financial analysis, internal control, and accounting and financial reporting matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Board of Directors and Committees

All of our directors, with the exception of Mr. Livingston who is the management representative, satisfy all the criteria for being “independent” members of our board. This includes the criteria established by the SEC and the New York Stock Exchange Listing Standards (“NYSE Listing Standards”), as well as our standards for classification as an independent director (the “Dover Independence Standards”) which are available on our website at www.dovercorporation.com. In addition, our board of directors has determined that all members of the audit committee qualify as “audit committee financial experts” as defined in SEC rules. Our board of directors met six times during 2009. Our board has three standing committees — the audit committee, the compensation committee, and the governance and nominating committee. In 2009, the audit committee held eight meetings, the compensation committee held five meetings, and the governance and nominating committee held four meetings. Each director attended at least 75% of the meetings of our board of directors and the standing committees of which he or she was a member in 2009. The table below sets forth a summary of our committee structure and membership information.

		Compensation	Governance and
Directors	Audit Committee	Committee	Nominating Committee
David H. Benson			✓

Robert W. Cremin(1)		✓	✓

Thomas J. Derosa	✓(2)

Jean-Pierre M. Ergas		✓	✓(3)

Peter T. Francis		✓

Kristiane C. Graham		✓	✓

James L. Koley			✓

Robert A. Livingston

Richard K. Lochridge		✓(3)

Bernhard G. Rethore	✓(2)

Michael B. Stubbs	✓(2)

Mary A. Winston	✓(2)(3)

(1)	Chairman of the Board of Directors.

(2)	Qualifies as an audit committee financial expert. Mr. Derosa is not standing for re-election at the annual meeting.

(3)	Committee Chair; Mr. Ergas was elected chair of the governance and nominating committee in February 2010. Prior thereto, Mr. Cremin chaired that committee.

Audit Committee

The primary functions of the audit committee consist of:

•	selecting and engaging our independent registered public accounting firm (“independent auditors”); overseeing the work of our independent auditors and our director of internal audit;

•	approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee;

•	reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting.

The audit committee’s responsibilities, authority and resources are described in greater detail in its written charter. For additional information, see “Items to be Voted Upon — Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — Audit Committee Report” elsewhere in this proxy statement.

Compensation Committee

The compensation committee, together with our other independent directors, approves compensation for our chief executive officer. The compensation committee also:

•	approves compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”);

•	grants awards and approves payouts under our 2005 Equity and Cash Incentive Plan (the “2005 plan”) and our Executive Officer Annual Incentive Plan (the “annual bonus plan”);

•	approves changes to the compensation plans; and

•	supervises the administration of the compensation plans.

The compensation committee’s responsibilities, authority and resources are described in greater detail in its written charter.

Governance and Nominating Committee

The governance and nominating committee develops and recommends corporate governance principles to our board. In addition, the governance and nominating committee identifies and recommends to our board candidates for election as directors and any changes it believes desirable in the size and composition of our board. For a discussion of the committee’s procedures for selecting nominees to our board, see “Items to be Voted Upon — Proposal 1 — Election of Directors — Qualifications and Nominations of Directors”. The committee also makes recommendations to our board concerning the structure and membership of our board’s committees. The governance and nominating committee’s responsibilities, authority and resources are described in greater detail in its written charter.

Corporate Governance

We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our board periodically reviews Dover’s corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

Our board of directors has adopted written corporate governance guidelines that set forth the responsibilities of our board and the qualifications and independence of its members and the members of its standing committees. In addition, our board has adopted a code of business conduct and ethics setting forth standards applicable to all of our companies and their employees, a code of ethics for our chief executive officer and senior financial officers, and charters for each of its standing committees. All of these documents (referred to collectively as governance materials) are available on our website at www.dovercorporation.com. Each of our segments and operating companies has a written code of conduct that meets or exceeds the standards of our code of business conduct and ethics.

Director Independence

Our board has determined that at least two-thirds of its members and all of the members of its audit, compensation, and governance and nominating committees must be independent from management and must meet all of the applicable criteria for independence established by the NYSE, the SEC and Dover. Our board makes an annual determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director may be deemed independent unless the board determines that he or she has no material relationship with Dover, directly or as an officer, shareholder or partner of an organization that has a material relationship with Dover.

Our board has determined that each of the current members of the board, except for Robert A. Livingston, who is the current management representative on our board, has no material relationship with Dover and meets the independence requirements in the NYSE Listing Standards and the independence requirements of the SEC. In addition, all members of our board, except for Mr. Livingston, meet the Dover Independence Standards, which are available on our website.

Majority Standard for Election of Directors

Under our by-laws and corporate governance guidelines, the voting standard in director elections is a majority of the votes cast. Under the majority standard, a director must receive more votes in favor of his or her election than votes against his or her election. Abstentions and broker non-votes do not count as votes cast with respect to a director’s election. In contested director elections (where there are more nominees than available seats on the board), the plurality standard will apply.

For an incumbent director to be nominated for re-election, he or she must submit an irrevocable, contingent resignation letter. The resignation will be contingent on the nominee not receiving a majority of the votes cast in an uncontested election and on the board’s acceptance of the resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the governance and nominating committee will make a recommendation to our board concerning the resignation. Our board will act on the resignation within 90 days following certification of the election results, taking into account the committee’s recommendation. The board will publicly announce its decision and, if the resignation is rejected, the rationale for its decision.

Board Leadership Structure and Risk Oversight

Our board has adopted a structure whereby the chairman of the board is an independent director. We believe that having a chairman independent of management provides strong leadership for the board and helps ensure critical and independent thinking with respect to our company’s strategy and performance. Our chief executive officer is also a member of the board of directors as the management representative on the board. We believe this is important to make information and insight directly available to the directors in their deliberations.

Our board believes that risk oversight is the responsibility of the board as a whole and not of any one of its committees. The board periodically reviews the processes established by management to identify and manage risks, communicates with management about these processes and receives reports from each of its committees concerning, among other things, risks arising within its areas of responsibility. In 2009, with the input and involvement of our board and the assistance of a consultant, management prepared a study of enterprise risks the company may face, with plans to mitigate identified risks.

Director Attendance at Shareholders Meetings

Our directors are expected to attend the annual shareholders meeting. Ten of the 12 directors attended the Annual Meeting of Shareholders held on May 7, 2009.

Director and Executive Officer Stock Ownership

Our board has adopted a policy that directors are expected to hold at any time an amount of shares at least equal to the aggregate number of shares they received as the stock portion of their annual retainer during the past five years, net of an assumed 30% tax rate. In 2009, we adopted executive officer stock ownership guidelines whereby our executive officers are expected to hold an amount of shares at least equal to a multiple of their annual salary. For a discussion of the executive officer share ownership guidelines, see “Executive Compensation — Compensation Discussion and Analysis — Other Compensation Policies”.

Directors’ Meetings; Self-evaluations

Our directors meet at regularly scheduled executive sessions without management representatives. Mr. Cremin, as Chairman of the Board of Directors, has presided since May 2009 and will continue to preside at these sessions. Our board and its committees conduct annual self-evaluations of their performance. Independent directors periodically attend meetings of our segment boards and company presidents.

Audit Committee Procedures; Disclosure Controls and Procedures Committee

The audit committee holds regular quarterly meetings at which it meets separately with each of our independent registered public accounting firm, PwC, the director of internal audit, management and the general counsel to assess certain matters, including the status of the independent audit process and management’s assessment of the effectiveness of internal control over financial reporting. In addition, the audit committee as a whole reviews and meets to discuss the contents of each Form 10-Q and Form 10-K (including the financial statements) prior to its filing with the SEC. Management has a disclosure controls and procedures committee, which includes among its members our chief financial officer, our controller, our director of internal audit and our general counsel, as well as the chief financial officers of our segments. This management committee meets at least quarterly to review our earnings release and quarterly or annual report, as the case may be, for the prior quarter and our disclosure controls and procedures.

Complaints “Hotline”; Communication with Directors

In accordance with the Sarbanes-Oxley Act of 2002 (the “Sarbox Act”), the audit committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to us care of the corporate secretary, or through the communications coordinator, an external service provider, by mail, fax, telephone or via the internet as published on our website. The communications coordinator forwards such communications to the chair of the audit committee and, in most circumstances, to Dover’s general counsel, in each case without disclosing the identity of the sender if anonymity is requested. Shareholders and other interested persons may also communicate with our board and the non-management directors in any of these same manners. Such communications are forwarded to the chair of the governance and nominating committee and our general counsel.

Procedures for Approval of Related Person Transactions

We generally do not engage in transactions in which our senior executive officers or directors, any of their immediate family members or any of our 5% shareholders have a material interest. There were no related party transactions in or since 2009. Should a proposed transaction or series of similar transactions involve any such persons and an amount that exceeds $120,000, it would be subject to review and approval by the governance and nominating committee in accordance with a written policy and the following procedures adopted by our board:

•	Management is responsible for determining whether a proposed transaction requires review under the policy and, if so, will present such transaction to the governance and nominating committee;

•	The governance and nominating committee will review the relevant facts and circumstances of the transaction, including the amount involved; the related person involved and his or her relationship to Dover and interest and role in the transaction; the benefits to Dover of the transaction; whether Dover has available to it alternative means or transactions to reap such benefits; the terms of the transaction, whether they are fair to Dover and whether they are comparable to the terms that would exist in a similar transaction with an unaffiliated third party; and any other factors that the committee deems relevant;

•	If it is impractical or undesirable to defer consummation of a related person transaction until the committee meets to review and approve the transaction, the chair of the committee will decide whether to approve the transaction and will report the transaction to the committee at its next meeting;

•	No director may participate in the review of any transaction in which he or she is a related person; and

•	If a proposed transaction involves our chief executive officer or enough members of the committee such that the committee cannot have a quorum to approve or reject the transaction, then the disinterested members of the committee will review the transaction and make a recommendation to the board and the board will approve or reject the transaction.

The written policy and procedures adopted by the board for related person transactions are available with the governance materials on our website.

Qualifications and Nominations of Directors

The governance and nominating committee considers and recommends to the board of directors nominees for election to, or for filling any vacancy on, our board in accordance with our by-laws, our governance guidelines, and the committee’s charter. The committee annually reviews the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of our board as a whole. To be considered for board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other nominees to our board, in collectively serving the long-term interests of all our shareholders. The committee also considers members’ qualifications as independent (the board requires that at least two-thirds of its members be independent), the financial literacy of members of the audit committee, the qualification of audit committee members as “audit committee financial experts”, and the diversity, skills, background and experiences of board members in the context of the needs of the board.

The governance and nominating committee may also consider such other factors as it may deem to be in the best interests of Dover and its shareholders. Our board believes it appropriate and important that at least one key member of Dover’s management participate as a member of our board. In appropriate circumstances, this number may be increased to two.

Whenever the committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by shareholders in the same manner as nominees recommended from other sources. Shareholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, care of the corporate secretary or through our communications coordinator. Shareholders who wish to directly nominate an individual for election as a director, without going through the governance and nominating committee or using our proxy material, must comply with the procedures in our by-laws.

Compensation Consultant Fee Disclosure

The compensation committee has the authority and discretion to retain external compensation consultants as it deems appropriate. The compensation committee retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to serve as its compensation consultant for 2009 to provide information and analyses regarding executive compensation. The Mercer consultant who performs these services reports directly to the committee chair and follows Mercer guidelines to assure objectivity. Mercer’s fees for executive compensation consulting to the compensation committee in 2009 were $605,200.

The compensation committee looks to its consultant to periodically review and advise regarding the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the compensation committee or management. Compensation decisions are made by, and are the responsibility of, the compensation committee and our board, and may reflect factors and considerations other than the information and recommendations provided by the compensation committee’s consultant.

During 2009, Mercer and its MMC affiliates were retained to provide services unrelated to executive compensation. The aggregate fees paid for these other services were approximately $1,901,000, primarily relating to insurance brokerage services provided to us and our subsidiaries by Marsh, an MMC affiliate.

Because of the policies and procedures Mercer and the compensation committee have in place, the compensation committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by any other relationships Mercer or its affiliates may have with Dover. These policies and procedures include:

•	the consultant receives no incentive or other compensation based on the fees charged for other services provided by Mercer or any of its affiliates;

•	the consultant is not responsible for selling other Mercer or affiliate services to us;

•	Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations;

•	the compensation committee has the sole authority to retain and terminate the executive compensation consultant;

•	the consultant has direct access to the compensation committee without management intervention;

•	the compensation committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the compensation committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in the consultant’s engagement letter. The compensation committee also determines the appropriate forum for receiving the consultant’s recommendations. Where appropriate, management invitees are present to provide context for the recommendations. This approach protects the compensation committee’s ability to receive objective advice from the consultant so that the compensation committee may make independent decisions about executive pay.

Directors’ Compensation

Under our 1996 Non-Employee Directors’ Stock Compensation Plan (the “directors’ plan”), non-employee directors receive annual compensation in an amount our board sets from time to time. The directors’ annual compensation is payable partly in cash and partly in common stock in an allocation our board may adjust from time to time. If any director serves for less than a full calendar year, the compensation to be paid to that director for the year will be pro-rated as deemed appropriate by the compensation committee.

Non-employee director compensation for 2009 consisted of the following components:

•	Annual retainer of $140,000 under the director’s plan, payable 40% in cash ($56,000) and 60% in common stock (1,959 shares, determined by dividing the dollar amount of the director’s annual compensation to be paid in shares by our closing price on the NYSE on the date of grant);

•	Audit committee chair annual cash retainer of $15,000;

•	Compensation committee chair and nominating and governance committee chair annual cash retainers of $7,500;

•	Board chairman annual cash retainer of $110,000; and

•	Advisory director segment board annual cash retainer of $15,000.

The table below sets forth the compensation paid to our directors (other than Mr. Livingston) for services in 2009.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	Total ($)
David H. Benson	56,000	84,000	15,000	155,000

Robert W. Cremin	135,059 (4)	84,000	—	219,059

Thomas J. Derosa	56,000	84,000	—	140,000

Jean-Pierre M. Ergas	56,000	84,000	15,000	155,000

Peter T. Francis	56,000	84,000	—	140,000

Kristiane C. Graham	56,000	84,000	15,000	155,000

James L. Koley	94,441 (4)	84,000	9,900	188,341

Richard K. Lochridge	63,500	84,000	—	147,500

Bernard G. Rethore	56,000	84,000	15,000	155,000

Michael B. Stubbs	56,000	84,000	15,000	155,000

Mary A. Winston	71,000	84,000	15,000	170,000

(1)	Amounts include the standard annual cash retainer, the chairman’s additional cash retainer and the annual cash retainer for committee chairmanships, in each case pro-rated for any partial year service. Mr. Robert A. Livingston does not appear on this table because he is a management director and does not receive any additional compensation for his service as a director. For a discussion of Mr. Livingston’s compensation for 2009, see “Executive Compensation — Compensation Discussion and Analysis — Compensation of the Chief Executive Officer” and “Executive Compensation — Summary Compensation Table” elsewhere in this proxy statement.

(2)	Amounts represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) of the stock awards granted on November 16, 2009 to independent directors for the year 2009 under the directors’ plan.

(3)	Amounts represent the annual retainer for service as a segment advisory director, pro-rated for partial year service in the case of Mr. Koley.

(4)	Amounts reflect partial year service as chairman of the board.

For 2010, non-employee director compensation will be set as follows:

•	Annual retainer of $180,000 under the director’s plan, payable $105,000 in common stock and $75,000 in cash;

•	Audit committee chair/annual cash retainer of $15,000;

•	Compensation committee chair and nominating and governance committee chair annual cash retainer of $10,000; and

•	Board chairman annual retainer of $150,000, payable $125,000 in cash and $25,000 in stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 9, 2010 (except as otherwise stated), of our common stock by:

•	each director and each of our executive officers named in “Executive Compensation — Summary Compensation Table” (“NEOs”);

•	all of the directors and executive officers as a group, including the NEOs; and

•	each person known to us to own beneficially more than 5% of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 187,263,168 shares of common stock outstanding on March 9, 2010. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options or stock settled stock appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of the record date and have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Shares held in the Dover Corporation Retirement Savings Plan (the “401(k) plan”) are reported as of March 9, 2010.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated, the business address for all directors and executive officers is c/o Dover Corporation, 280 Park Avenue, New York, NY 10017.

Name of Beneficial Owner	Number of Shares		Percentage

David H. Benson	26,670	(1)	*
Brad M. Cerepak	3,303	(2)	*
Robert W. Cremin	10,919		*
Thomas J. Derosa	3,949		*
Jean-Pierre M. Ergas	36,555		*
Peter T. Francis	29,288		*
Thomas W. Giacomini	43,057	(3)	*
Kristiane C. Graham	818,221	(4)	*
Raymond C. Hoglund	73,565	(5)	*
James L. Koley	29,755	(6)	*
Robert G. Kuhbach	353,990	(7)	*
Robert A. Livingston	282,361	(8)	*
Richard K. Lochridge	14,665	(9)	*
Bernard G. Rethore	13,578	(10)	*
David J. Ropp	269,392	(11)	*
William W. Spurgeon, Jr.	171,069	(12)	*
Michael B. Stubbs	604,219	(13)	*
Mary A. Winston	7,220		*
Directors and executive officers as a group (26 persons)	3,494,791	(14)	1.9
BlackRock Inc. 40 East 52nd Street New York, NY 10012	11,350,301	(15)	6.1

*	Less than one percent.

(1)	Includes 1,000 shares held by Mr. Benson’s spouse as to which Mr. Benson disclaims any beneficial ownership.

(2)	Includes 303 shares held in our 401(k) plan.

(3)	Includes 37 shares held by Mr. Giacomini’s spouse, 10,000 shares of restricted stock which vest on February 12, 2013 but for which Mr. Giacomini has voting and dividend rights during the restricted period, 32,089 shares in respect of options and SSARs and 932 shares held in our 401(k) plan.

(4)	Includes 303,722 shares pledged to a bank as collateral for a line of credit, 343,428 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, 67,708 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership and 2,460 shares held by her minor children.

(5)	Includes 73,281 shares in respect of options and SSARs and 284 shares held in our 401(k) plan.

(6)	Includes 5,900 shares that are subject to a margin account.

(7)	Includes 24,580 shares held by Mr. Kuhbach’s spouse, 251,154 shares in respect of options and SSARs and 8,232 shares owned by Mr. Kuhbach in our 401(k) plan.

(8)	Includes 225,453 shares in respect of options and SSARs and 13,676 shares held in our 401(k) plan.

(9)	Represents shares held by a trust of which Mr. Lochridge is the trustee.

(10)	Represents shares held by a trust of which Mr. Rethore is the trustee.

(11)	Includes 16,114 shares that are subject to a margin account, 250,937 shares in respect of options and SSARs and 2,341 shares held in our 401(k) plan.

(12)	Includes 5,437 shares held by his spouse, 158,701 shares in respect of options and SSARs and 6,931 shares held in our 401(k) plan.

(13)	Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, 54,972 shares held by a trust of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries and 481,110 shares held in grantor-retained annuity trusts. Excludes 1,598,878 shares held by trusts of which Mr. Stubbs is a beneficiary.

(14)	Includes 41,941 shares that are owned by officers in our 401(k) plan and 1,593,332 shares in respect of options and SSARs.

(15)	Based on information contained in a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock Inc. amending the most recent Schedule 13G filing made by Barclays Global Investors, NA and certain of its affiliates. According to the Schedule 13G, BlackRock acquired Barclays Global Investors from Barclays Bank PLC on December 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and certain of our officers file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Based solely on copies of such reports provided to us, we believe that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2009.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The audit committee has appointed the independent registered public accounting firm of PwC to audit the annual accounts of Dover and its subsidiaries for 2010. PwC has audited the financial statements for the company for more than three years. Representatives of PwC are not expected to be present at the Meeting.

Although shareholder ratification of PwC’s appointment is not required by Dover’s bylaws or otherwise, our board of directors is submitting the ratification of PwC’s appointment for the year 2010 to Dover’s shareholders. If the shareholders do not ratify the appointment of PwC, the audit committee will reconsider whether or not to retain PwC as Dover’s independent registered public accounting firm for the year 2010 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PwC, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Dover’s interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2010.

Audit Committee Report

In accordance with the requirements of the Sarbox Act, the related SEC rules and the NYSE Listing Standards, the audit committee engaged the independent registered public accounting firm PwC to audit the annual accounts of Dover and its subsidiaries for 2009.

The audit committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control or auditing the financial statements. Dover’s management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Dover’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the audit committee is not the equivalent of an audit.

Pursuant to its oversight responsibilities, the audit committee discussed with PwC the overall scope and plans for the audit of Dover’s 2009 financial statements. The audit committee met with PwC, with and without Dover management present, to discuss the results of PwC’s examination, their assessment of Dover’s internal control and the overall quality of Dover’s financial reporting.

The audit committee reviewed and discussed, with both the management of Dover and PwC, Dover’s 2009 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The audit committee also (1) discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and discussed with PwC its independence, including any relationships or permitted non-auditing services described below under “Items to be Voted Upon — Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — Relationship with Independent Registered Public Accounting Firm,” that might impact PwC’s objectivity and independence.

The audit committee reviewed and had input on each of the four quarterly earnings releases related to 2009 financial information. In addition, the audit committee held eight meetings in which it reviewed 2009 financial information. Four of these meetings were held in connection with the Dover board’s regular quarterly meetings. The other four were held to review Dover’s Quarterly Report on

Form 10-Q for each of the first three quarters and Dover’s Annual Report on Form 10-K for the full year just prior to their filing with the SEC.

Based upon the review and discussions referred to above, the audit committee recommended that the audited financial statements for the year ended December 31, 2009 be included in Dover’s Annual Report on Form 10-K.

Audit Committee:	Mary A. Winston (Chair)
Thomas J. Derosa
Bernard G. Rethore
Michael B. Stubbs

Relationship with Independent Registered Public Accounting Firm

As discussed above, the independent registered public accounting firm of PwC is the independent registered public accounting firm selected by the audit committee to audit our annual accounts and those of our subsidiaries for 2010.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbox Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for consolidated auditing services to us and our subsidiaries for the years ended December 31, 2009 and December 31, 2008 were $7,945,000 and $9,275,000, respectively.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the audit of our financial statements, such as due diligence services pertaining to potential business acquisitions and dispositions and consultations concerning the accounting or disclosure treatment of events and the impact of final or proposed rules and standards. For the years ended December 31, 2009, and December 31, 2008, no fees were paid to or accrued for PwC for audit-related services to us or our subsidiaries.

Tax Fees. Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for tax services to us and our subsidiaries for the years ended December 31, 2009 and December 31, 2008 were $1,335,000 and $931,000, respectively.

All Other Fees. Other fees include fees for non-audit services not listed above that do not impair the independence of the auditor and are not prohibited by the SEC or Public Company Accounting Oversight Board. All other aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for any services not listed above to us and our subsidiaries for the years ended December 31, 2009 and December 31, 2008 were $0 and $269,000, respectively. All other fees for 2008 include fees for services in connection with a fraud prevention compliance program and a foreign license project.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, our audit committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has traditionally provided, the audit committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the audit committee considered the need to ensure the independence of PwC while recognizing that, in certain situations,

PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.

The policies and procedures adopted by the audit committee allow the pre-approval by the audit committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the audit committee prior to such services being performed by the independent auditors. In addition, pre-approved services which are expected to exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the independent auditors and management are required to provide detailed information to the audit committee at the time of approval. The audit committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.

All audit-related and non-audit-related services of PwC during 2009 listed above under “Items to be Voted Upon — Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — Relationship with Independent Registered Public Accounting Firm — Fees Paid to Independent Registered Public Accounting Firm” were pre-approved specifically or pursuant to the procedures outlined above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis reviews our compensation objectives, policies and decisions with respect to our NEOs.

Under the oversight of our Compensation Committee (the “committee”), we maintain a compensation program for our executive officers, including our NEOs, that is focused on performance. The design and operation of the program reflect the following objectives:

•	To link our executive officers’ compensation to the achievement of our financial and operational performance goals, business plans and individual objectives;

•	To align our executives’ interests with those of our shareholders; and

•	To recruit and retain highly qualified executive officers.

We seek to achieve these objectives through the following guiding compensation principles:

•	Paying compensation that is competitive with that offered for similar positions by other public industrial manufacturing companies;

•	Linking short-term and long-term incentive compensation largely to objective, measurable and, to the extent possible, quantifiable performance measures; and

•	Evaluating each executive’s performance based on the achievement of financial objectives for the executive’s business unit (i.e. the applicable level of management of an executive officer, be it corporate, segment or platform), contributions to the strategic direction of Dover, and his or her demonstrated leadership skills.

Recent Program Changes

Program Changes Affecting 2010 Compensation. In 2009, with the assistance of Mercer, the committee completed a comprehensive review of our executive compensation programs. As a result of this review, the committee changed our practices to bring us into greater alignment with our peer companies and market practices and to provide greater transparency and consistency in how compensation is determined across our organization. In late 2009, the committee adopted changes to our pay practices with respect to salaries, annual incentive compensation, long-term compensation and executive retirement benefits to be effective for our 2010 compensation decisions. Among other changes, we modified our compensation philosophy and instituted an executive pay structure below the CEO that will be used to determine salary ranges, annual bonus opportunities and performance criteria. See the table below.

Program Changes Affecting 2009 Compensation. Prior to the 2009 overall executive compensation review, the committee retained Mercer in 2008 to review our long-term incentive compensation program to provide competitive data and provide recommendations related to potential changes in our program. As a result of that review, which was undertaken as part of an overall company strategy review, the committee adopted a new framework for long-term incentive compensation designed to provide it with greater flexibility in selecting incentive compensation components to best enhance creation of shareholder value and to reward our executive officers based on both value creation at the businesses over which they have the most influence and our company’s performance relative to that of our peers. To accomplish these objectives, the committee initiated the following changes, among others, affecting long-term incentive compensation awards in 2009 and subsequent years:

•	Changed the criteria for payouts of three-year cash performance awards to three-year internal total shareholder return (“iTSR”) targets of the executive’s business unit. iTSR means the internal performance of a business unit, defined as a change in the entity value (based on a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”)) plus free cash flow, over the performance period;

•	Provided for the award of performance shares to our senior executive officers in lieu of a portion of the SSAR award they would otherwise receive, with payouts, if any, based on Dover’s total shareholder return (“TSR”) over the three-year performance period relative to our peer group; and

•	Adopted shareholding guidelines for our executive officers.

Compensation Components

Consistent with our guiding principles described above, we provide the following compensation and benefits components to our executive officers, including our NEOs. Our philosophy and practices will continue to evolve over time in response to changes in market conditions, legal requirements and/or other objective and subjective considerations, including risk management considerations.

Component	Objective	Key Features	2010 Changes
Salary	To provide a minimum fixed level of annual cash compensation.	Individual salaries are set based on the executive’s responsibility, performance, skills and experience as compared with the relevant market.	Instituted executive pay structures, including salary bands, to provide greater consistency and transparency in base compensation across the organization.

Salaries are benchmarked at the 50th percentile of the market. Historically salaries were targeted at the 62nd percentile of the market.

Annual cash bonus	To encourage and reward the executive officer’s contribution over the year in producing strong financial and operating results.	Awards are based on an assessment of earnings for the executive’s relevant business unit and additional factors in the executive’s performance.	Clarified the use of personal goals as well as financial goals based on earnings per share targets, segment or operating company earnings and revenue targets.

Long-term cash performance award	To encourage and reward an executive officer’s contribution in producing strong financial and operating results over a three-year period and to retain talented executives.	Payouts, if any, are formulaically determined based on each business unit’s performance.	No change.

Component	Objective	Key Features	2010 Changes
Equity awards	To encourage executive officers to focus on long-term performance, to retain talented executives and to align their interests with those of our shareholders.	SSAR awards have value only to the extent our stock price appreciates over the grant price of the award; time vesting only.

		A portion of the equity award for each senior executive officer, including all NEOs, are in the form of performance shares, in lieu of SSARs. Performance shares vest based on our three-year TSR compared to that of our peer group.	No change.

Benefits	To provide competitive benefits, including retirement benefits provided in a tax-efficient manner, to retain talented executives and to encourage them to focus on long-term performance.	Health and welfare plans and qualified retirement plans are generally available to most employees.

		Deferred compensation and enhanced retirement plan limited to executive participation to deliver more competitive retirement benefits.	Modified our Supplemental Executive Retirement Plan (SERP) by reducing future benefits such that executives subject to IRS compensation limits will accrue future benefits that are substantially the same as benefits under our defined benefit pension plan without such limits; renamed the SERP the Pension Replacement Plan

Risk Assessment

As part of its oversight responsibilities, in 2009 the committee asked Mercer to assess the risk associated with Dover’s executive compensation programs, including programs in which our NEOs participate. The assessment encompassed such elements as appropriateness of incentive plan performance measures; mix of executive compensation among salary, annual bonus, and long-term incentive grants; incentive plan leverage; pay/performance alignment; and administrative and governance procedures.

Determining Executive Compensation

Pay Mix

Our executive compensation program for senior executive officers is designed to emphasize performance-based compensation. Fixed compensation elements, such as salary, although essential to a competitive compensation program, are not the focal point of our program. The majority of our NEOs’ compensation is “at risk”, which means that it varies year to year depending on factors such as our earnings per share, earnings before interest and taxes (“EBIT”), revenue or the iTSR of an NEO’s business unit, our actual stock price performance and relative TSR versus that of our peers.

The charts below reflect the target pay mix of our chief executive officer and the average of our other NEOs based on 2009 actual salary and target incentive compensation for 2009 and long-term incentive awards made in 2009.

Annual Review

Compensation for executive officers is reviewed by the committee annually in January. We generally employ a “one-over-one” compensation review system in which an employee’s compensation is proposed by the employee’s supervisor and approved or revised by the person to whom the supervisor reports. The compensation of the executive officers who report directly to our chief executive officer is recommended by our chief executive officer and revised or approved by the committee. The compensation of our chief executive officer is recommended by the committee and approved or revised by all of our independent directors acting as a group (which includes all of the members of the committee).

In establishing compensation for our senior executive officers (consisting of our chief executive officer and the executive officers who report directly to our chief executive officer, including all NEOs), the committee considers the total compensation earned or potentially available for each such person. As part of this process, the committee reviews “tally sheets” for our NEOs and other senior executive officers. The tally sheets are intended to ensure that the committee has all compensation and benefits data regarding such officers in front of it as it makes compensation decisions. Accordingly, the tally sheets include all elements of remuneration, including salary, annual bonus, cash performance awards and payouts, equity-based incentive awards, aggregate value of outstanding equity-based incentive awards, retirement and termination benefits, hypothetical payments following various termination scenarios, health and welfare benefits and any perquisites.

Competitor Data

We believe that a competitive pay package is an important tool in our efforts to attract and retain qualified executives with manufacturing industry experience. In determining compensation for our NEOs and evaluating our relative TSR, we consider compensation and shareholder return data of a peer group of 38 companies. Our primary screening criteria for the selection of the peer group were as follows:

•	Industries: electronic components, equipment and instruments, aerospace and defense, industrial conglomerate, oil and gas equipment and services, building products, construction, farm machinery, heavy trucks and industrial machinery;

•	Size: Group median revenue and market cap comparable to Dover; revenue ($54 billion to $1.4 billion; median $6.3 billion) and market cap ($75 billion to $2.9 billion; median $9.5 billion) as of the end of 2007 when originally selected;

•	Group sector exposure: Consistent with Dover’s portfolio of companies; and

•	Geographical location: U.S. multinational with significant U.S. operations.

The resulting peer group consists of 38 companies across nine sectors broadly matching Dover’s portfolio of companies:

Actuant Corp.	FMC Technologies	Parker-Hannifin
AGCO	Honeywell	Pentair
Agilent Technologies	Hubbell	Precision Castparts
Ametek	Idex	Rockwell Automation
Cameron International	Illinois Tool Works	Roper Industries
Carlisle Cos.	Ingersoll-Rand	SPX
Cooper Industries	ITT Industries	Terex
Crane	Leggett & Platt	Timken
Danaher	Manitowoc	Tyco
Deere & Company	Masco	United Technologies
Eaton	Oshkosh	Weatherford
Emerson Electronic	Paccar	3M Company
Flowserve	Pall

We also refer generally to manufacturing companies’ compensation data from the Mercer US Global Premium Executive Remuneration Suite, Watson Wyatt Survey Report on Top Management Compensation and Hewitt Total Compensation Management surveys and databases. We utilize these surveys because they include a broad range of manufacturing companies that are comparable to us in many ways, including geographic diversity, substantial U.S. operations, comparable revenues and operations in many of the same manufacturing sectors.

Compensation Components

Our NEOs’ remuneration consists of an annual salary, an annual bonus opportunity and long-term cash and equity based awards, as well as other customary benefits, such as participation in a health and welfare program and retirement benefits. We do not provide post-retirement health care benefits to our executive officers.

Salary

We set salaries of our executive officers at levels that are intended to motivate and reward annual achievements and continued service to us. Prior to 2010, we used the 62nd percentile as a reference point in determining salaries, also taking into account the executive’s assigned responsibilities, individual performance, business unit performance and the individual’s skills, experience and background as well as overall economic conditions. As part of the committee review of our compensation program, beginning with 2010 compensation, the committee instituted an executive pay structure to provide greater transparency and consistency across the organization. This structure uses the 50th percentile as a reference point in determining salaries, reflecting a philosophy that base compensation should be targeted at the market median, with above market compensation reflecting exceptional performance. This use of the 50th percentile as a reference point is also consistent with current market practice.

For 2009, given the significant adverse economic conditions, management recommended that there be no increases in the salaries of our NEOs, which the committee endorsed. Effective March 1, 2009, Mr. Livingston took a 15% reduction in his salary for the remainder of the year and other senior executive officers, including the NEOs, took a 10% reduction in their salaries. During 2009, Mr. Giacomini was promoted to chief executive officer of Dover Industrial Products, Inc.; his salary was increased accordingly but was immediately subject to the 10% reduction. Salaries were restored to their previous levels as of the beginning of 2010. Our NEOs did not receive additional salary increases for 2010.

Performance-Based Compensation

We offer incentive compensation on an annual and longer-term basis.

Annual Bonus. We offer annual bonuses to our senior executive officers based largely on the achievement of preset annual financial performance goals that vary depending upon the executive officer’s business unit. The bonuses of executives who participate in the annual bonus plan (including, for 2009, all of the NEOs who held their positions in February 2009), satisfy the requirements of Section 162(m) of the Internal Revenue Code so that we may deduct for federal income tax purposes the full amount of the annual bonus awards to such executives.

For 2009, the performance criteria for NEOs were based on our earnings per share or operating earnings for executives whose business unit was corporate or segment, respectively. These criteria were considered to be most likely to have a direct, positive impact on shareholder returns. The committee has the discretion to set the amount of bonus to be paid to a senior executive officer at an amount lower than that calculated in accordance with the annual plan formula. In addition, the committee has the discretion to, and generally does, consider other factors in determining the actual amount of bonus to be paid. These factors may include the executive’s individual contributions with respect to strategic objectives, such as acquisitions and divestitures, global expansion initiatives, overall leadership and effectiveness, efficiency and productivity efforts, leadership skills, and fostering a culture of compliance with laws and our ethical standards.

The table below provides the specific performance targets, level of achievement, and annual bonus payment for each named executive officer for 2009:

	Annual Bonus		Actual	Maximum
	Opportunity ($	Performance	Performance	Payable Based on	Actual Bonus ($ and as a
	and as a Percent	Target of	(as a Percent of	Unit	Percent of Maximum
Named Executive Officer	of Salary)	Officer’s Unit ($)	Target) (%)	Performance ($)	Payable)
Robert A. Livingston	2,700,000 / 300%	3.14 EPS	63.38	1,711,260	1,000,000 / 58%

Brad M. Cerepak	(1)	n/a	n/a	n/a	320,000

Robert G. Kuhbach	1,830,000 / 300%	3.14 EPS	63.38	1,159,854	976,000(2)

Thomas W. Giacomini	1,312,500 / 250%	125,000,000 earnings	32.80	0	466,000(3)

Raymond C. Hoglund	1,562,500 / 250%	250,000,000 earnings	89.76	1,402,500	538,000 / 38%

David J. Ropp	1,975,000 / 250%	255,000,000 earnings	54.90	1,084,275	1,382,500(4)

William W. Spurgeon, Jr.	1,625,000 / 250%	320,000,000 earnings	80.94	1,315,275	475,000 / 36%

(1)	Mr. Cerepak joined Dover in June 2009 after the 2009 performance goals under the annual bonus plan had been established. The committee awarded Mr. Cerepak a discretionary bonus for 2009 in the amount listed above.

(2)	Mr. Kuhbach retired as our chief financial officer during 2009. The compensation committee awarded him a discretionary bonus of $976,000 after considering, among other factors, his service to our company. The bonus was paid in December 2009.

(3)	Mr. Giacomini was awarded a discretionary bonus outside of the annual bonus plan based on his role as chief executive officer of Dover Industrial Products Inc., a role he assumed in July 2009. Under the annual bonus plan, Mr. Giacomini’s performance target was based on his prior role as a platform president.

(4)	Mr. Ropp retired as a vice president of the company and chief executive officer of Dover Industrial Products Inc. during 2009. The compensation committee awarded him a discretionary bonus of $1,382,500 based on, among other factors, Mr. Ropp’s service to our company. The bonus was paid in July 2009.

Beginning with annual incentive opportunities for 2010, financial performance criteria for executive officers who participate in the annual incentive plan will be based on corporate earnings per share, EBIT and/or revenue for the business unit and, in each case, personal objectives. An executive may be awarded more or less than target depending on performance, with a potential for up to 200% of target in the event of extraordinary performance.

Long-Term Incentive Plan Compensation. We offer senior executive officers incentive compensation over periods of time longer than one year under our 2005 plan. The committee believes that compensation earned over a longer period helps retain highly qualified executive officers and motivates them toward longer term goals that will benefit shareholders. Only executives who are in a position to affect materially our profitability and growth are eligible for awards under the 2005 plan.

Awards under the 2005 plan are generally made only once each year, at the scheduled February committee meeting shortly after announcement of earnings for the prior year. Except in very limited circumstances, the committee does not grant awards under the 2005 plan at any other time during a given year. All option/SSAR grants, whenever made, have an exercise or base price equal to our stock’s closing price on the NYSE on the date of grant. Mid-year hires who participate in the long-term incentive plan usually receive their first grant the following February.

The following table summarizes the components of our long-term incentive compensation plan (“LTIP”) and the related performance criteria:

LTIP Component	Performance Criteria	Vesting or Exercise Period
SSARs	Market price of our common stock	SSARS are not exercisable until 3 years after grant; thereafter, they remain exercisable for another 7 years.

Cash Performance Awards	iTSR	Awards vest and are paid out based on and at the end of a 3-year performance period.

Performance Shares	TSR relative to peer group	Awards vest and are paid out based on and at the end of a 3-year performance period.

The framework for awards under the 2005 plan is designed to meet the following objectives:

Objective	Framework Design Component
Align executive compensation with value creation as measured internally by iTSR and externally by our TSR.	Cash Performance Program (“CPP”) payouts are driven by iTSR components (EBITDA, free cash flow).

Performance Share Award payouts are driven by our TSR relative to a 38-company peer group (performance shares are utilized for senior executive officers, including the NEOs, and certain other individuals and carved out of a portion of the SSAR grant such executives would otherwise have received).

SSARS are retained (but at a reduced level for senior executive officers and certain other individuals).

Raise the bar on expected financial and market performance.	Target performance share grant is earned only if we meet median peer group 3-year TSR.

Performance share awards result in no payout if our TSR over a 3-year period is below the 35th percentile of our 38-company peer group.

Reward executives for businesses over which they have the most influence.	CPP payouts are based on iTSR for each participant’s business unit. Performance shares are applicable only for those executives with the most direct impact on our TSR.

The table below shows how each NEO’s long-term incentive compensation opportunities were determined and allocated for 2009:

Long-term Incentive Compensation Opportunities for 2009

				Cash Performance
				Program (CPP)
				Target		SSAR Grant Value(1)		Performance Shares(2)
		Long-
		Term	Total		Percent
		Incen-	Long-		of
Named	Salary at	tive	Term		Total		Percent of		Percent of
Executive	Time of	Mul-	Incentive		Grant		Total Grant		Total Grant
Officer	Grant ($)	tiple	Grant ($)	$	(%)	$	(%)	$	(%)
Robert A. Livingston	900,000	2.124	1,911,600	388,800	20	1,142,100	60	380,700	20

Brad M. Cerepak(3)	—	—	—	—	—	—	—	—	—

Robert G. Kuhbach	610,000	1.14	695,400	139,080	20	417,240	60	139,080	20

Thomas W. Giacomini(4)	525,000	1.3	682,500	341,250	50	255,938	37.5	85,313	12.5

Raymond C. Hoglund	625,000	1.62	1,012,500	506,250	50	379,688	37.5	126,563	12.5

David J. Ropp	790,000	1.62	1,279,800	639,900	50	479,925	37.5	159,975	12.5

William W. Spurgeon, Jr.	650,000	1.62	1,053,000	526,500	50	394,875	37.5	131,625	12.5

(1)	Based on Black-Scholes option valuation methodology.

(2)	For 2009, 25% of the equity award value was granted in performance shares. The grant date present value of a performance share was determined using the Monte Carlo simulation method and was calculated to be $35.79.

(3)	Mr. Cerepak joined Dover in June 2009 after LTIP awards for the year 2009 had been granted. He received 29,577 SSARs at the time he joined Dover.

(4)	Mr. Giacomini’s award reflects his position as President of the Material Handling Platform. Mr. Giacomini was promoted to Chief Executive Officer of Dover Industrial Products Inc. in mid-2009.

The 2009 awards were calculated by multiplying an individual’s salary by a multiple applicable to his or her level. The resulting dollar value was allocated between SSARs and a cash performance award, based on the executive’s responsibility across our organization. For senior executive officers and certain other individuals, 25% of the SSAR value was awarded in the form of performance shares rather than SSARs as of the beginning of 2009.

Beginning with awards made in 2010, we provide a long-term incentive compensation opportunity based not on the executive’s base salary, but on a present value grant amount which is determined based on the executive’s position and responsibility. Executives with comparable positions and responsibilities will have similar long-term incentive compensation opportunities. We have made a small adjustment in the mix between cash and equity awards in order to meet our objective of improving alignment with current industry pay practices and shareholder interests.

Cash Performance Awards. We make cash performance awards annually for the three-year performance period commencing with the year of the award. Any payout of cash performance awards will occur three years later, conditional upon the level of achievement of preset iTSR targets by the participant’s business unit over the three-year period.

Payouts of cash performance awards are made on a sliding scale using the following formula:

% iTSR	Payout Percentage
< 6%	0%
6%	25%
9%	100%
17%	300%
50%	750%

No payouts will be made unless iTSR equals or exceeds 6%. The payout to any individual may not exceed $5,000,000 and total payouts for all participants for a business unit may not exceed 1.75% of the value created at that business unit over the three-year performance period.

Payouts in February 2010 of NEOs’ cash performance awards for the performance period 2007 to 2009 were based on an historical performance matrix that used a combination of the following performance criteria, using in each case the average of each factor over the three-year performance period compared to the base year:

•	real (inflation adjusted) growth in earnings (earnings per share for our chief executive officer and chief financial officer at the corporate level and operating earnings for our segment heads); and

•	after-tax return on equity (at the corporate level) or return on investment (at the segment level).

In determining an executive’s payout, the average return on equity (investment) actually achieved over the 2007 to 2009 period was matched on the matrix with compound growth in earnings achieved over the three-year period to arrive at a multiplier, which was then multiplied by the individual’s cash performance award target (fixed three years earlier as described above) to determine the payment.

For a discussion of the 2009 payouts, see “— Summary Compensation Table” elsewhere in this proxy statement.

Equity Awards. Equity awards consist of SSARs and performance shares. For purposes of determining the value of the awards granted, the committee used the assumption that each performance share was the equivalent of four SSARs.

SSARs. All SSARs are granted with ten-year terms and are not exercisable until three years after their grant. The exercise or base price of all SSARs is the closing price of our stock on the date of grant.

Performance Shares. Performance shares represent potential payments of common stock based on our TSR relative to that of our peer group over the three-year performance period.

Actual payments may range from 0% to 200% of target grant, as follows:

		Payout Percentage of
Dover Three Year TSR Performance v. Peer Group	Payout Level	Target Grant
≥ 75th Percentile	Maximum	200%

50th Percentile	Target	100%

35th Percentile	Threshold	50%

< 35th Percentile	Below Threshold	0%

Benefits and Perquisites

Broadly Available Plans. Our executive officers are able to participate in retirement and benefit plans generally available to our employees on the same terms as other employees. The levels of participation may depend on factors such as age, length of service with our companies and salary level. These plans serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death, and building retirement security.

We and most of our companies offer a 401(k) plan to substantially all U.S.-based employees and provide a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. Some of our U.S.-based employees, including most of our executive officers, also participate in a tax-qualified defined benefit pension plan. All of our U.S.-based employees are offered a health and welfare plan (including health, term life and disability insurance).

Limited Availability Plans. We offer two non-qualified plans with participation generally limited to individuals whose base salary and annual bonus earnings exceed the IRS limits applicable to our qualified plans: our Pension Replacement Plan (formerly our SERP) and our deferred compensation plan. The purpose of these plans is to permit individuals to earn and put aside, on a tax-deferred basis, greater amounts than are permitted under our qualified plans.

Effective January 1, 2010, our compensation committee approved certain amendments to our SERP, which was renamed the Pension Replacement Plan (“PRP”), to provide greater consistency in eligibility criteria, benefits, and benefit calculations with our pension plan. The formula for determining benefits accrued under the PRP after December 31, 2009 will be determined using the same benefit formula as under the pension plan, except that Internal Revenue Code’s limits on compensation and benefits applicable to tax-qualified plans will not apply. These changes to our PRP, which will result in lower future benefits, are summarized in the table below:

Pension Replacement
Plan Provision	Supplemental Executive Retirement Plan (SERP)	Plan (PRP)
Eligibility	Based on number of LTIP awards and CEO discretion	Eligibility based on pay level, position and tax jurisdiction

Benefit formula	2% of final average compensation (FAC) per year of service (less offsets)	1% of SS integration level (SSIL) (1) plus 1.5% of FAC above SSIL per year of service (less offsets)

Age eligibility for unreduced benefits	Age 62 retirement age (with 10 years of service)	Age 65 retirement age for unreduced benefit(2)

Partial pension credit for work experience prior to Dover	Provided on limited basis (through March 1, 2009)	Not provided

(1)	The Social Security Integration Level is defined as 158% of Social Security Covered Compensation. See “— Pension Benefits Through 2009 — Pension Plan” elsewhere in this proxy statement for a definition of “Social Security Covered Compensation.”

(2)	Individuals who were fully vested before March 1, 2010 may retire prior to January 1, 2011 with unreduced benefits at age 62. Benefits earned before January 1, 2010 are not subject to early retirement reduction factors for retirement before age 65 but after age 62.

Effective January 1, 2010, the PRP provides that, in the event a participant has engaged in conduct that constitutes cause, the participant’s retirement benefit is forfeited and, if any portion of the retirement benefit has already been distributed, the participant is required to repay such amount. Cause is defined as conduct that constitutes a felony and that can be expected to place a Dover company at substantial legal or other risk, or can be expected to cause substantial harm to the business, reputation or affairs of a Dover company or its relations with employees, suppliers, distributors or customers.

For more information about this plan and the recent amendments, see “— Pension Benefits Through 2009” elsewhere in this proxy statement.

We offer a deferred compensation plan to allow participants to elect to defer their receipt of up to 50% of salary and 100% of bonus and any payout of a cash performance award. We do not consider the deferred compensation plan to play a major role in our compensation program, as we do not match any amounts deferred or guarantee any particular return on deferrals. The plan merely permits executive officers to defer receipt of part of their compensation to later periods, usually post-retirement, and facilitates tax planning for the participants. See “— Nonqualified Deferred Compensation in 2009” elsewhere in this proxy statement for a detailed description of this plan and recent amendments to the plan.

Perquisites. In keeping with our decentralized management style, we have no formal executive perquisite program. Management and the committee believe that providing significant perquisites to executive officers would not be consistent with our overall compensation philosophy. Perquisites are determined on a case-by-case basis at the applicable segment or corporate headquarters level for the NEOs and have generally consisted of items such as club memberships, annual physicals and automobile usage. No NEO received significant perquisites in 2009, although several NEOs received reimbursement for relocation expenses in connection with our announced relocation of our corporate and segment headquarters to Illinois.

Compensation of the Chief Executive Officer

The compensation of our chief executive officer is determined in the same manner and pursuant to the provisions of the same plans as the other executive officers. There are no special agreements, plans or other arrangements with the chief executive officer. The overall compensation of the chief executive officer is higher than that of the other executive officers due to his greater breadth of responsibilities and his ultimate responsibility, subject to board oversight, for the strategic business plan and the performance of the company. The committee and the independent directors take this into consideration in setting the chief executive officer’s salary, bonus and long-term incentive opportunities.

Mr. Livingston did not receive a salary increase at the beginning of 2009. On March 1, 2009, Mr. Livingston took a voluntary reduction in his salary of 15% for the remainder of the year. The compensation review conducted later in 2009 indicated that Mr. Livingston’s salary before the reduction was below market and his long-term incentive opportunities were significantly below market. Effective January 1, 2010, however, Mr. Livingston’s salary was simply restored to the level at the beginning of 2009.

The independent directors each completed a written evaluation of Mr. Livingston’s performance for 2009, followed by discussions of that performance led by the chairs of the compensation committee and the board. The independent directors concluded that Mr. Livingston had demonstrated effective leadership in guiding the company to maintain solid operating margins and free cash flow despite the severe, worldwide economic recession and in initiating significant operational programs and other improvements that will benefit the company well into the future.

In light of the continued weak and uncertain global economic conditions, the compensation committee concurred with Mr. Livingston’s recommendation that there would be no NEO salary increases for 2010, even for Mr. Livingston to bring his salary more in line with market. However, the committee believed it appropriate to make Mr. Livingston’s long-term incentive compensation opportunities more consistent with market levels. Accordingly, based on the committee’s recommendation, the independent directors did not increase Mr. Livingston’s salary for 2010 but granted him a long-term incentive compensation award opportunity of $5,000,000 on a present value basis, an increase of $3,088,400 over the present value of his 2009 award. This award was allocated 60% to SSARs, 20% to a Cash Performance Program opportunity and 20% to performance shares. Mr. Livingston’s potential long-term incentive compensation remains performance based and heavily weighted towards equity.

Other Compensation Policies

Employment contracts and severance agreements

Our executive officers do not have employment contracts and we do not have a formal severance policy. Accordingly, other than benefits to be provided in accordance with the terms of compensation plans in connection with previously granted equity and cash performance awards, accrued retirement benefits and double-trigger change in control agreements described below, an executive officer’s severance or other benefits upon termination of employment are at the discretion of the compensation committee.

Change in Control Arrangements

We have adopted change in control agreements with select NEOs and certain other executive officers in order to keep them focused on the best interests of shareholders under circumstances that would otherwise likely cause lack of focus due to personal economic and business uncertainties. They are designed to provide some measure of protection for the officers so that they are not distracted by personal, professional and financial situations at a time when we need them to remain focused on their responsibilities, our best interests and those of our shareholders. These agreements have a “double trigger” so there will be a payout only in the event there is a change in control and, within 18 months following the change in control, either Dover terminates the officer for reasons other than “cause,” “disability” or death, or the officer leaves for “good reason” (all as defined in the agreements). If the “double trigger” occurs, then the officer will receive a lump sum payment equal to three times the sum of the officer’s salary in effect prior to that time and the average annual bonus earned by the officer during the three prior years.

Potential payments to our named executive officers in the event of a change in control under these agreements or under our benefit plans are set forth in “— Potential Payments Upon Termination or Change in Control.”

Shareholding Guidelines

We believe that our executives will most effectively pursue the long-term interests of our shareholders if they are shareholders themselves. We have not historically had formal share ownership requirements for our executive officers, although senior executive officers were generally expected to hold the net shares they acquired upon exercise of options or SSARs for the duration of employment. Beginning in 2009, the compensation committee adopted formal share ownership guidelines (subject to exceptions that may be granted by the committee for significant personal events or retirement planning). We expect each officer to meet the relevant guidelines within five years after the guidelines become applicable to the officer. Accordingly, each of our current NEOs will have until 2014 to meet the requisite ownership level, as follows:

Named Executive Officer	Ownership Requirement (Value of Shares Required to be Held)
Robert A. Livingston	5x annual salary

Brad M. Cerepak	3x annual salary
Thomas W. Giacomini
Raymond C. Hoglund
William W. Spurgeon, Jr.

We reserve the right to provide a portion of cash-based bonus and/or LTIP awards in stock for any officer who fails to meet or make satisfactory progress toward satisfying the guidelines within five years.

Tax Deductibility; Section 162(m)

Our annual bonus plan, cash performance awards and performance share awards covered under our 2005 plan are designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code which limit our ability to deduct from our corporate income tax compensation in excess of $1 million to specified executive officers unless the compensation is performance-based, among other requirements. We consider tax deductibility to be an important, but not the sole or primary, consideration in setting executive compensation. Accordingly, the committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interest of our shareholders.

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2009.

Based on the review and discussions referred to above, we recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Dover’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee:	Richard K. Lochridge (Chair) Robert W. Cremin Jean-Pierre M. Ergas Peter T. Francis Kristiane C. Graham

Summary Compensation Table

The Summary Compensation Table and notes below show all remuneration for 2009 provided to:

•	our chief executive officer;

•	our current chief financial officer;

•	our former chief financial officer; and

•	our four other most highly compensated executive officers.

The determination of the most highly compensated executive officers is based on total compensation paid or accrued for 2009, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
Robert A. Livingston	2009	783,750	1,000,000	231,329	1,020,716	246,071	1,790,490	17,290	5,089,646

President and Chief	2008	767,500	1,000,000	—	596,582	763,020	998,938	20,225	4,146,265
Executive Officer(8)

Brad M. Cerepak	2009	268,052	320,000	—	290,446	—	—	6,200	884,698
Vice President,
Finance and Chief
Financial Officer(9)

Robert G. Kuhbach	2009	513,417	976,000	82,746	365,124	0	1,975,596	5,880	3,918,763

Vice President,	2008	610,000	605,000	—	565,076	163,729	434,029	5,520	2,383,354

Finance and Chief	2007	585,000	580,000	—	687,595	292,042	643,532	10,800	2,798,969
Financial Officer(10)

Thomas W. Giacomini	2009	513,125	466,000	51,842	228,734	282,336	115,943	756,784	2,414,764
Vice President of
Dover, President
and Chief Executive
Officer of Dover
Industrial Products Inc.(11)

Raymond C. Hoglund	2009	573,000	538,000	76,913	339,331	586,724	631,548	35,533	2,781,049
Vice President of
Dover, President &
Chief Executive
Officer of Dover
Engineered Systems

David J. Ropp	2009	396,795	1,382,500	97,206	428,917	290,993	2,142,501	56,424	4,795,336

Vice President of	2008	790,000	835,000	—	663,806	1,534,870	505,461	37,637	4,366,774

Dover and Chief	2007	750,000	835,000	—	799,600	1,596,849	1,135,256	10,800	5,127,505
Executive Officer
of Dover Industrial
Products Inc.(12)

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
William W. Spurgeon, Jr.	2009	601,250	475,000	79,973	352,905	881,118	665,473	6,200	3,061,919

Vice President of	2008	650,000	650,000	—	546,163	2,000,000	324,416	11,040	4,181,619
Dover, President
and Chief Executive
Officer of Dover
Fluid Management, Inc.

(1)	Salary amounts for 2009 reflect a voluntary reduction of 15% and 10%, respectively, taken by Mr. Livingston and the other NEOs for most of 2009.

(2)	Bonus amounts generally represent payments under our annual bonus plan for the year indicated, which payments are made in the first quarter of the following year. The annual bonus plan constitutes a non-equity incentive plan under FASB ASC Topic 718. Although they are based on the satisfaction of pre-established performance targets, these amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for the year indicated and to distinguish them from the payouts under the cash performance awards under the 2005 plan for the three-year performance period ended December 31 of that year. Messrs. Kuhbach and Ropp retired in 2009 and each received a discretionary bonus upon retirement. Messrs. Kuhbach and Ropp did not receive a bonus under our annual bonus plan for 2009. Mr. Cerepak joined the company after the end of the first quarter and, accordingly, did not participate in our annual bonus plan for 2009. Mr. Giacomini received a discretionary award for 2009 in lieu of a bonus under the annual bonus plan.

(3)	The amounts represent the aggregate grant date fair value of performance shares under the 2005 plan granted during the year indicated, calculated in accordance with FASB ASC Topic 718. Dover first granted performance shares in 2009. Accordingly, there are no stock award values disclosed for prior years. Assuming the maximum level of achievement of the performance goal, the aggregate grant date fair value of performance shares calculated in accordance with FASB ASC Topic 718 would be $925,315 for Mr. Livingston; $330,986 for Mr. Kuhbach; $207,367 for Mr. Giacomini; $307,651 for Mr. Hoglund; $388,823 for Mr. Ropp; and $319,891 for Mr. Spurgeon. See “Executive Compensation — Grants of Plan-Based Awards in 2009” elsewhere in this proxy statement.

(4)	The amounts represent the aggregate grant date fair value of SSAR awards granted during the year indicated, calculated in accordance with FASB ASC Topic 718 and do not correspond to the actual value that might be recognized by the named executives. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 10 to the Notes to the Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

(5)	Amounts represent the payouts earned under cash performance awards under our 2005 plan for the three-year performance period ended on December 31 of the year indicated. The actual payouts were made during the first quarter of the following year. See the column under Note (1) for additional amounts paid as non-equity incentive plan compensation.

(6)	Amounts represent changes in present value of accumulated benefits under the pension plan and/or PRP (formerly SERP) during 2009.

(7)	The amount of 2009 for Mr. Livingston reflect $5,520 in 401(k) matching contributions and $11,770 in relocation expenses. Amounts for Messrs. Cerepak, Kuhbach and Spurgeon for 2009 reflect 401(k) matching contributions. The amount for Mr. Giacomini for 2009 reflects 401(k) matching contributions, automobile allowance and $746,084 in relocation expenses, of which $295,803 represents partial reimbursement for losses incurred by Mr. Giacomini in connection with the sale of his house for relocation to Chicago and $238,506 represents tax assistance in connection with the relocation. Mr. Giacomini absorbed substantial personal losses as the result of the sale of his home and relocation to Chicago at our request. The amount for Mr. Hoglund for 2009 reflects medical exams, personal travel and relocation expenses, $7,134 in club membership dues and $20,807 in 401(k) matching /profit sharing contributions. For Mr. Ropp, the amount reflects $13,604 in retirement gifts, $34,250 in payment for an automobile and $8,570 in 401(k) matching contributions. Amounts for 2008 and 2007 for Messrs. Livingston, Kuhbach and Spurgeon represent 401(k) matching/profit sharing contributions. For Mr. Ropp, the 2008 amount represents travel expenses, $5,520 in 401(k) matching/profit sharing contributions, $23,541 in reimbursement of relocation expenses and $8,363 in automobile allowance, and the 2007 amount represents 401(k) matching/profit sharing contributions.

(8)	Mr. Livingston was promoted to Chief Executive Officer effective December 1, 2008. The compensation awarded in 2009 was for his first full year as CEO. Prior to his promotion, to Chief Executive Officer, Mr. Livingston served as our president and chief operating officer from July 1, 2008 and prior thereto he was a vice president of Dover and the president and chief executive officer of Dover Engineered Systems, Inc. Mr. Livingston was not a named executive officer for the year 2007. Mr. Livingston’s salary for 2008 reflects the changes in his position during 2008. His annual salary was set at $900,000 as of December 1, 2008 and remained at that level into 2009. Effective March 1, 2009, Mr. Livingston reduced his salary by 15% for the remainder of the year.

(9)	Mr. Cerepak became Dover’s vice president of finance on June 8, 2009 and became chief financial officer on August 1, 2009. Mr. Cerepak was not an employee of Dover for the years 2007 and 2008. Mr. Cerepak reduced his salary by 10%, consistent with other NEOs, for 2009. Mr. Cerepak’s salary for 2009 was pro-rated to reflect his services for seven months of the year.

(10)	Mr. Kuhbach stepped down as Dover’s chief financial officer on July 31, 2009. Mr. Kuhbach remained a vice president of Dover in a senior advisory capacity until his formal retirement on November 30, 2009. Mr. Kuhbach’s salary for 2009 was pro-rated to reflect his services for 11 months of the year.

(11)	Mr. Giacomini became chief executive officer of Dover Industrial Products Inc. on July 10, 2009. Prior thereto, he was president of Dover Industrial Products Inc.

(12)	Mr. Ropp retired as vice president of Dover and chief executive officer of Dover Industrial Products Inc. effective July 10, 2009. Mr. Ropp’s salary for 2009 was pro-rated to reflect his services for 7 months of the year.

Grants of Plan-Based Awards in 2009

All awards listed in the table below have a grant date of February 12, 2009 with the exception of Mr. Cerepak’s award for which the grant date is June 8, 2009.

		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity
		Awards			Incentive Plan Awards
								Exercise	Grant Date
								Price of	Fair Value of
		Thres-			Thres-			Option	Stock and
		hold	Target	Maximum	hold	Target	Maximum	Awards	Option Awards
Name	Type	(1)($)	($)	($)	(1)(#)	(#)	(#)	($/Sh)	($)
Robert A. Livingston	SSAR(2)	n/a	n/a	n/a	—	155,124	—	29.45	1,020,716

	Performance Shares(3)	n/a	n/a	n/a	0	12,927	25,854	n/a	231,329

	CPP(4)	0	388,800	2,916,000	n/a	n/a	n/a	n/a	n/a

	Bonus Plan(5)	0	2,700,000	4,050,000	n/a	n/a	n/a	n/a	n/a

Brad M. Cerepak	SSAR(2)	n/a	n/a	n/a	—	29,577	—	35.50	290,446

Robert G. Kuhbach	SSAR(2)	n/a	n/a	n/a	—	55,490	—	29.45	365,124

	Performance Shares(3)	n/a	n/a	n/a	0	4,624	9,248	n/a	82,746

	CPP(4)	0	139,080	1,043,100	n/a	n/a	n/a	n/a	n/a

	Bonus Plan(5)	0	1,830,000	2,745,000	n/a	n/a	n/a	n/a	n/a

Thomas W. Giacomini	SSAR(2)	n/a	n/a	n/a	—	34,762	—	29.45	228,734

	Performance Shares(3)	n/a	n/a	n/a	0	2,897	5,794	n/a	51,842

	CPP(4)	0	341,250	2,559,375	n/a	n/a	n/a	n/a	n/a

	Bonus Plan(5)	0	1,312,500	1,968,750	n/a	n/a	n/a	n/a	n/a

Raymond C. Hoglund	SSAR(2)	n/a	n/a	n/a	—	51,570	—	29.45	339,331

	Performance Shares(3)	n/a	n/a	n/a	0	4,298	8,596	n/a	76,913

	CPP(4)	0	506,250	3,796,875	n/a	n/a	n/a	n/a	n/a

	Bonus Plan(5)	0	1,562,500	2,343,750	n/a	n/a	n/a	n/a	n/a

David J. Ropp	SSAR(2)	n/a	n/a	n/a	—	65,185	—	29.45	428,917

	Performance Shares(3)	n/a	n/a	n/a	0	5,432	10,864	n/a	97,206

	CPP(4)	0	639,900	4,799,750	n/a	n/a	n/a	n/a	n/a

	Bonus Plan(5)	0	1,975,000	2,962,500	n/a	n/a	n/a	n/a	n/a

William W. Spurgeon, Jr.	SSAR(2)	n/a	n/a	n/a	—	53,633	—	29.45	352,905

	Performance Shares(3)	n/a	n/a	n/a	0	4,469	8,938	n/a	79,973

	CPP(4)	0	526,500	3,948,750	n/a	n/a	n/a	n/a	n/a

	Bonus Plan(5)	0	1,625,000	2,437,500	n/a	n/a	n/a	n/a	n/a

(1)	Represents the minimum amount payable for a certain level of performance.

(2)	Represents an award of an SSAR under the 2005 plan. The SSARs for all NEOs other than Mr. Cerepak will not be exercisable until February 12, 2012; Mr. Cerepak’s award will not be exercisable until June 8, 2012. The grant date fair value is calculated in accordance with FASB ASC 718, using a Black-Scholes value of $6.58 per SSAR for SSARs awarded to all NEOs other than Mr. Cerepak and $9.82 for the SSARs awarded to Mr. Cerepak.

(3)	Represents an award of performance shares under the 2005 Plan. The performance shares vest and become payable on February 12, 2012 subject to the achievement of the applicable performance goal. For a discussion of the performance goal relative to the potential payment percentage, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Compensation — Long-Term Incentive Plan Compensation — Equity Awards” elsewhere in this proxy statement. The grant date fair value for the award is calculated in accordance with FASB ASC 718, using a value of $35.79 per share calculated using the Monte Carlo simulation model. Assuming the maximum level of achievement of the performance goal, the aggregate grant date fair value of performance shares calculated in accordance with FASB ASC Topic 718 would be

$925,315 for Mr. Livingston; $330,986 for Mr. Kuhbach; $207,367 for Mr. Giacomini; $307,651 for Mr. Hoglund; $388,823 for Mr. Ropp; and $319,891 for Mr. Spurgeon.

(4)	Represents a cash performance award under the 2005 plan made on February 12, 2009 for the three-year performance period of 2009 through 2011 compared to the base year 2008. The actual cash payout, if any, at the end of the three-year performance period will be equal to the award amount multiplied by a percentage reflecting the level of achievement of the iTSR target by the executive’s business unit over the three-year period. The target amount shown assumes the award amount is multiplied by 100%. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Compensation — Long-Term Incentive Plan Compensation — Cash Performance Awards” elsewhere in this proxy statement.

(5)	The amounts shown in this row reflect the potential payouts in February 2010 for 2009 under the annual bonus plan. The threshold, target and maximum amounts assume, respectively, less than 50%, 100% and 150% satisfaction of the participant’s performance goal for 2009. The bonus amount actually paid in February 2010 is disclosed in the Summary Compensation Table in the column “Bonus” for 2009 for the executive officer. No future payout will be made under this award. For a discussion of the annual bonus plan and the 2009 payouts, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Compensation” elsewhere in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards				Stock Awards
						Equity
					Equity	Incentive Plan
					Incentive Plan	Awards:
					Awards:	Market or
					Number of	Payout Value
	Number of	Number of			Unearned	of Unearned
	Securities	Securities			Shares, Units	Shares, Units
	Underlying	Underlying			or Other	or Other
	Unexercised	Unexercised			Rights That	Rights That
	Options	Options	Option Exercise	Option	Have not	Have not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Robert A.		155,124(1)	29.45	2/12/2019

Livingston		54,383(2)	42.30	2/14/2018

		41,621(3)	50.60	2/8/2017

	42,261(4)		46.00	2/2/2016

	44,763(5)		38.00	2/10/2015

	15,728(6)		41.25	2/12/2014

	33,713(7)		24.50	2/13/2013

	25,343(8)		38.00	2/14/2012

	22,024(9)		41.00	2/8/2011

	9,449(10)		39.00	2/10/2010

					6,464(11)	268,967(12)

Brad M. Cerepak	—	29,577(13)	35.50	6/8/2019

Robert G.		55,490(1)	29.45	2/12/2019

Kuhbach		51,511(2)	42.30	2/14/2018

		41,297(3)	50.60	2/8/2017

	43,873(4)		46.00	2/2/2016

	50,760(5)		38.00	2/10/2015

	44,596(6)		41.25	2/12/2014

	36,582(8)		38.00	2/14/2012

	34,046(9)		41.00	2/8/2011

	16,568(10)		39.00	2/10/2010

					2,312(11)	96,202(12)

	Option Awards				Stock Awards
						Equity
					Equity	Incentive Plan
					Incentive Plan	Awards:
					Awards:	Market or
					Number of	Payout Value
	Number of	Number of			Unearned	of Unearned
	Securities	Securities			Shares, Units	Shares, Units
	Underlying	Underlying			or Other	or Other
	Unexercised	Unexercised			Rights That	Rights That
	Options	Options	Option Exercise	Option	Have not	Have not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Thomas W.		34,762(1)	29.45	2/12/2019

Giacomini		32,270(2)	42.30	2/14/2018

		10,550(3)	50.60	2/8/2017

	10,712(4)		46.00	2/2/2016

	5,843(5)		38.00	2/10/2015

	4,984(6)		41.25	2/12/2014

					1,449(11)	60,293(12)

Raymond C.		51,570(1)	29.45	2/12/2019

Hoglund		22,543(2)	42.30	2/14/2018

		17,853(3)	50.60	2/8/2017

	16,465(4)		46.00	2/2/2016

	16,089(5)		38.00	2/10/2015

	8,795(6)		41.25	2/12/2014

	14,079(7)		24.50	2/13/2013

					2,149(11)	89,420(12)

David J. Ropp		65,185(1)	29.45	2/12/2019

		60,511(2)	42.30	2/14/2018

		48,024(3)	50.60	2/8/2017

	49,304(4)		46.00	2/2/2016

	56,274(5)		38.00	2/10/2015

	47,127(6)		41.25	2/12/2014

	28,122(7)		24.50	2/13/2013

	11,670(8)		38.00	2/14/2012

	10,416(9)		41.00	2/8/2011

	5,101(10)		39.00	2/10/2010

					2,716(11)	113,013(12)

William W.		53,633(1)	29.45	2/12/2019

Spurgeon, Jr.		49,787(2)	42.30	2/14/2018

		38,419(3)	50.60	2/8/2017

	40,500(4)		46.00	2/2/2016

	46,042(5)		38.00	2/10/2015

	9,291(6)		41.25	2/12/2014

	13,557(7)		24.50	2/13/2013

	7,598(8)		38.00	2/14/2012

	3,294(9)		41.00	2/8/2011

	1,208(10)		39.00	2/10/2010

					2,234(11)	92,998(12)

(1)	SSARs granted on February 12, 2009 are not exercisable until February 12, 2012.

(2)	SSARs granted on February 14, 2008 are not exercisable until February 14, 2011.

(3)	SSARs granted on February 8, 2007 that did not become exercisable until February 8, 2010.

(4)	SSARs granted on February 2, 2006 that became exercisable on February 2, 2009.

(5)	Stock options granted on February 10, 2005 that became exercisable on February 10, 2008.

(6)	Stock options granted on February 12, 2004 that became exercisable on February 12, 2007.

(7)	Stock options granted on February 13, 2003 that became exercisable on February 13, 2006.

(8)	Stock options granted on February 14, 2002 that became exercisable on February 14, 2005.

(9)	Stock options granted on February 8, 2001 that became exercisable on February 8, 2004.

(10)	Stock options granted on February 10, 2000 that became exercisable on February 10, 2003 and expired if unexercised on February 10, 2010.

(11)	Performance shares granted on February 12, 2009, which vest and become payable on February 12, 2012 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the 50% level of performance. For a discussion of the applicable performance goal and percentage payouts, see “Executive Compensation — Compensation Discussion and Analysis — Compensation Components — Performance-Based Compensation” elsewhere in this proxy statement.

(12)	The amount reflects the number of performance shares payable based on achievement of the threshold level of performance multiplied by $41.61, the closing price of our common stock on December 31, 2009.

(13)	SSARs granted on June 8, 2009 are not exercisable until June 8, 2012.

All awards listed above beginning with grants made in 2005 were made under the 2005 Plan. The 2005 Plan provides for stock options and SSAR grants, restricted stock awards, cash performance awards and performance share awards. A maximum of 20,000,000 shares of common stock may be issued under the 2005 Plan, of which only 10% (i.e. 2,000,000 shares) may be granted as restricted shares or performance share awards.

Stock options granted in 2005 are non-qualified stock options. Beginning in 2006, we began granting SSARs instead of stock options. An SSAR allows the plan participant to receive the increase, if any, in the fair market value of the number of shares of common stock underlying the award during the life of the award over a base price set on the date of grant. The amount payable upon the exercise of the SSAR will be paid to the plan participant in shares of common stock. The compensation committee determines the exercise price for options and the base price of SSARs, which may not be less than the closing price of our common stock on the NYSE on the date of grant. The compensation committee may not grant a single recipient options and SSARs covering more than 600,000 shares in any year. All options and SSARs granted under the 2005 Plan have a 10-year term and are not exercisable for the first three years of that term. Stock options and SSARs are not transferable except by bequest or by inheritance, except that non-qualified options may be transferred to members of the holder’s immediate family (or a trust for the benefit of one or more of such family members), provided that the holder does not receive any consideration for the transfer but any such transferred options cannot be further transferred by the transferee during the transferee’s lifetime.

The compensation committee may make restricted stock awards to employees under the 2005 Plan, provided that it may not grant a single recipient more than 600,000 shares of restricted stock in any year. The compensation committee determines the vesting period, of not less than one year or more than five years, with respect to a restricted stock award and whether other restrictions, including the satisfaction of any performance targets, are applicable to the award. Shares of restricted stock are not transferable, and may not be sold, assigned, transferred, pledged or otherwise encumbered, except as otherwise provided in the applicable award agreement.

Beginning in 2009, the compensation committee granted a portion of the value of the long-term incentive equity award to NEOs in the form of performance shares in lieu of SSARs. For a discussion of the terms of the performance shares, see “Executive Compensation — Compensation

Discussion and Analysis — Compensation Components — Performance-Based Compensation” elsewhere in this proxy statement. The maximum number of shares of our common stock that may be paid to a single participant in respect of performance share awards for any performance period may not exceed 600,000.

The stock options listed above that were granted prior to 2005 were granted under the 1995 Plan which provided for stock options, restricted stock awards and cash performance awards. The 1995 Plan expired in January 2005, but some options remain outstanding under the plan. Options granted under the 1995 Plan were all designated as non-qualified stock options. The exercise price of these options was the fair market value on the date of grant as determined by the compensation committee. Options granted under this plan may not be sold, transferred, hypothecated, pledged or otherwise disposed of by any of the holders except by will or by the laws of descent and distribution, except that a holder may transfer any non-qualified option granted under this plan to members of the holder’s immediate family, or to one or more trusts for the benefit of such family members, provided that the holder does not receive any consideration for the transfer but any such transferred options cannot be further transferred by the transferee during the transferee’s lifetime.

Option Exercises and Stock Vested in 2009

During 2009, no NEO exercised any SSARs or options, and no stock awards vested.

Pension Benefits Through 2009

				Present
			Normal	Value of	Payments
		Number of Years	Retirement	Accumulated	During Last
		Credited Service	Age	Benefit	Fiscal Year
Name	Plan Name(1)	(#)(2)	(#)(3)	($)(4)	($)(5)
Robert A. Livingston	Pension Plan(6)	8.0	65	83,406	Not offered

	SERP	26.4 (actual)	62 with 10 years service	5,159,054	Not offered

Brad M. Cerepak	Pension Plan	0.0	65	0	Not offered

	SERP	0.0	65	0	Not offered

Robert G. Kuhbach	Pension Plan	17.0	65	0	503,275

	SERP	22.1 (actual + prior service credit)	62 with 10 years service	6,043,195	Not offered

Thomas W. Giacomini	Pension Plan(7)	10.0	65	76,219	Not offered

	SERP	6.3 (actual)	62 with 10 years service	176,019	Not offered

Raymond C. Hoglund	Pension Plan	0.0	65	0	Not offered

	SERP	14.1 (actual + prior service credit)	62 with 10 years service	1,881,576	Not offered

David J. Ropp	Pension Plan	12.0	65	0	364,442

	SERP	18.3 (actual + prior service credit)	62 with 10 years service	5,946,866	1,025,332

William W. Spurgeon, Jr.	Pension Plan	16.9	65	250,189	Not offered

	SERP	16.9 (actual)	62 with 10 years service	1,964,186	Not offered

(1)	Effective January 1, 2010, the SERP was amended and restated and the plan was renamed the Pension Replacement Plan (the “PRP”). Benefits accrued under the SERP formula through December 31, 2009 were maintained.

(2)	Messrs. Kuhbach, Hoglund and Ropp are eligible for prior service credit under the SERP of 5.1, 6.6 and 6.8 years, respectively. The increases in present value of benefits due to their prior service credit are: Kuhbach: $1,165,976, Hoglund $971,628 and Ropp: $2,037,312. Mr. Cerepak had not satisfied the eligibility requirements for the pension plan or the SERP as of December 31, 2009.

(3)	Under the PRP for benefits accrued after January 1, 2010, the minimum age at which a participant may retire and receive unreduced benefits was increased to 65 from 62.

(4)	This amount was earned by the named executive officer over his years of service. The present value of benefits was calculated assuming that the executive will receive a single lump sum payment upon retirement at the later of his current age or age 65 (for the pension plan) or age 62 (for the SERP). No pension plan value is shown for Messrs. Kuhbach and Ropp because they retired in 2009 and their benefits were paid out before December 31, 2009.

(5)	Our pension plan and SERP do not allow distributions to participants while employed at Dover. Messrs. Kuhbach and Ropp began to receive distributions under the plans following their retirement in 2009.

(6)	Mr. Livingston’s pension plan benefits are based on 5.25 years of service while at Dover companies participating in the pension plan (August 1, 1983 through October 31, 1987 and January 1, 2009 through December 1, 2009) and 2.75 years earned prior to the date the company he worked for was acquired by Dover.

(7)	Mr. Giacomini started to accrue benefits under the pension plan effective January 1, 2008. The information in the table includes pension benefits that Mr. Giacomini earned prior to the date the company he worked for was acquired by Dover. The benefits reflected are based upon 2 years of credited service at Dover and 8 years of credited service at the prior company.

The amounts shown in the Pension Benefits table above are actuarial present values of the benefits accumulated through December 31, 2009. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement ages for each named executive are age 62 for SERP and age 65 for the Pension Plan, which are the earliest ages at which the executive could retire as of December 31, 2009 without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

Pension Plan

Dover employees, and the employees of our subsidiaries which have elected to participate, are eligible to become participants in our pension plan when they have completed one year of service. Benefits under the pension plan, including those for the applicable NEOs, are determined by multiplying a participant’s years of credited service (up to a maximum of 35 years) by:

•	1.0% of the participant’s final average compensation up to 158% of the participant’s Social Security Covered Compensation, plus

•	1.5% of the participant’s final average compensation in excess of 158% of the participant’s Social Security Covered Compensation.

Final average compensation is 12 times the participant’s monthly compensation averaged over the participant’s final 60 months of employment. Compensation is limited to an annual limit applicable to tax-qualified pension plans ($245,000 for 2010) and includes base pay, annual bonus, commissions, overtime, holiday and vacation pay, and certain pre-tax amounts contributed by employees to other benefit plans. Social Security Covered Compensation is the average of the maximum wages that were taxable for Social Security during the 35 years preceding the year in which the participant is first eligible to receive unreduced Social Security benefits.

Pension plan participants generally vest in their benefits after five years of employment or, if earlier, upon reaching age 65, which is the normal retirement age under the plan. Participants who continue to be employed with a company participating in the pension plan after age 65 continue to accrue benefits under the pension plan. Participants may elect to have their benefits paid in a lump sum payment or in one of several forms of monthly payments.

All NEOs who participate in the pension plan, except for Mr. Cerepak, are vested in their pension plan benefits and are eligible to begin receiving reduced benefits if their employment terminates before normal retirement age. Messrs. Kuhbach and Ropp have retired and begun receiving benefits.

SERP (Pension Replacement Plan as of January 1, 2010)

We also maintain a supplemental executive retirement plan (SERP), which is an unfunded plan that is not qualified for tax purposes, to provide benefits to certain employees whose compensation and pension plan benefits are greater than the compensation and benefit limits applicable to tax-qualified pension plans. Effective January 1, 2010, the SERP was amended to provide benefits that are more consistent with the benefits provided under the pension plan and its name was changed to the Pension Replacement Plan (the “PRP”).

Employees are eligible to participate in the PRP if they hold certain positions within the Dover group, are U.S. taxpayers and earn more than 10% above the Internal Revenue Code’s compensation limits for tax-qualified pension plans over a three-year period. The CEO of Dover has the authority to designate as eligible to participate in the PRP an employee who does not meet the foregoing eligibility criteria and to revoke the eligibility of an otherwise eligible participant. Each SERP participant as of December 31, 2009 will continue to participate in the PRP. Benefits accrued under the SERP through December 31, 2009 are being maintained and are reflected in the table above.

The formula for determining benefits accrued under the PRP after December 31, 2009, before offsets, will be determined using the same benefit formula as under the pension plan, except that the Internal Revenue Code’s limits on compensation and benefits applicable to tax-qualified pension plans will not apply. Benefits under the former SERP, before offsets, were determined by multiplying the participant’s years of actual service with Dover companies, plus, in limited cases, prior service credit (to a combined maximum of 30 years) by 2% of the participant’s final average compensation.

Final average compensation for PRP and SERP purposes is the same as that under the pension plan, except that the annual compensation and maximum benefit limits applicable to tax-qualified pension plans do not apply and the definition of compensation under the PRP is limited to base salary and annual bonus after December 31, 2009. Benefits payable under the PRP or SERP are reduced by the amount of company provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of social security benefits. Effective January 1, 2010, PRP participants must complete five years of service to vest in their benefits. All NEOs who participate in the PRP, except Mr. Cerepak, are fully vested in their benefits and are eligible to begin receiving benefits upon termination of employment. Effective January 1, 2010, PRP benefits may be forfeited for “cause” (conviction of a felony which places a Dover company at legal or other risk or is expected to cause substantial harm to the business of a Dover company or its relationships with employees, distributors, customers or suppliers). Unpaid PRP benefits are forfeited upon a determination that an employee has engaged in conduct that constitutes cause and an employee who has received a distribution of benefits is required to repay such benefits.

Normal retirement age for purposes of the PRP is age 65. Certain employees who are participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009, and, if they retire by December 31, 2010, that accrue during 2010, without any reduction due to early retirement benefit reduction if they retire after they reach age 62 and complete 10 years of service. Except as indicated below, any other benefits accrued after December 31, 2009 will be subject to early retirement reduction factors which match the reduction factors in the pension plan.

Except for a few grandfathered employees, employees who become participants after January 1, 2010, may not retire and receive unreduced benefits under the PRP until they reach age 65. The benefits of employees who become participants after January 1, 2010 and who retire before they reach age 65 will be subject to the same early retirement reduction factors that are in the pension plan.

Benefits are automatically paid in a lump sum, installments or annuity form following termination of employment, depending on the value of such benefits and when such benefits accrued, subject to any delay required to comply with any statutory requirements.

SERP participants who, as of December 31, 2004, were age 55 and had 10 years of service have additional options with respect to the distribution of the portion of their SERP benefit accrued through December 31, 2004, based on the provisions of the SERP in effect at that time, including the ability to roll over such benefits to the deferred compensation plan. This applies to Messrs. Kuhbach and Ropp. Mr. Kuhbach elected to receive his December 31, 2004 SERP benefit as a lump sum. Mr. Ropp will have his December 31, 2004 SERP benefit paid in the same form and with the same timing as his benefit under the pension plan.

Nonqualified Deferred Compensation in 2009

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan Name	($)(1)	($)	($)	($)	($)
Robert A. Livingston	Deferred Compensation Plan(2)	—	—	—	—	—

	Executive Deferred Income Plan (3)	—	—	14,998		285,721

Brad M. Cerepak	Deferred Compensation Plan(2)	—	—	—	—	—

Robert G. Kuhbach	Deferred Compensation Plan	0	—	369,689	0	1,264,490

Thomas W. Giacomini	Deferred Compensation Plan	573,859	—	156,133	0	901,250

Raymond C. Hoglund	Deferred Compensation Plan	542,025	—	342,683	0	1,836,615

David J. Ropp	Deferred Compensation Plan	477,265	—	70,366	0	1,866,086

William W. Spurgeon, Jr.	Deferred Compensation Plan	325,396	—	242,758	0	785,281

(1)	Amounts shown as executive contributions in 2009 are included in the Summary Compensation Table in the salary, bonus or non-equity incentive plan compensation columns, as appropriate, for the respective officers.

(2)	Mr. Livingston elected not to participate in the deferred compensation plan. Mr. Cerepak was not eligible to participate in the plan.

(3)	In 1984-1985, we offered our executive officers an executive deferred income plan (the “EDIP”). Mr. Livingston participated in the EDIP, pursuant to which he elected to defer certain income during the period 1985-1988. We will repay this deferred income to him (or his estate) beginning when Mr. Livingston has reached age 65 and retired from our company, and continuing thereafter for a period of 15 years. The amount Mr. Livingston deferred, $20,000, will be repaid together with interest compounding at the rate of 12.5% through December 31, 2008. This was a competitive market interest rate at the time the program was introduced. As of January 1, 2009 and for each January 1 thereafter, Mr. Livingston’s deferrals plus interest credited thereon through December 31, 2008, will be credited with interest, compounded annually, at a rate equal to Moody’s Aa Corporate Bond Index published on December 31 of the preceding year. As part of the EDIP, we purchased whole life insurance policies payable to us to fund the anticipated cost of this program. This plan has been closed since 1988.

Our deferred compensation plan is an unfunded nonqualified plan that permits key management and highly compensated employees on a US payroll to participate if they are selected by the deferred compensation plan’s administrative committee and (1) are expected to have a combination of annual salary and bonus in excess of the compensation limits applicable to tax-qualified pension plans for the year ($245,000 for 2009), and (2) are currently participating in or, if newly hired or promoted, are expected to be granted in the next calendar year an equity or cash incentive award under the 2005 plan.

Participants may irrevocably elect to defer up to 50% of salary and 100% of bonus and cash performance payments. Although we may make discretionary contributions to the plan, we have never done so and do not currently expect to do so.

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from among investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts. Effective as of January 1, 2010, a hypothetical investment option that tracks the value of Dover common stock, including any dividend payments, was added to the plan. This Dover stock unit fund does not actually hold any Dover stock, and participants who elect to participate in this option do not own any Dover common stock, or have any voting or other rights associated with the ownership of our common stock. Participants’ accounts are credited with the net returns of shares of our common stock equal to the number of stock units held by the participant. All distributions from the stock unit fund will be paid in cash. Balances allocated into the stock unit fund must remain in the stock unit fund for the remainder of the participant’s participation in the plan.

We have established with a bank trustee a non-qualified trust to hold certain amounts deferred under the deferred compensation plan. These amounts are considered our general assets and will be available to our creditors if we become insolvent.

Participants may elect the timing and form of benefit payments, provided that small account balances will be distributed in a lump sum, subject to any delay required to comply with statutory requirements. Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability or other termination of service, or at a scheduled in-service withdrawal date chosen by the participant. Upon retirement or disability or scheduled-in-service withdrawals, distributions of a participant’s account may be made in annual installments over a specified number of years or in a single lump sum, subject to any delay required to comply with statutory requirements. Distributions also may be made if a participant incurs an unforeseen emergency, as defined in the plan. Distributions from the stock unit fund will only be made after termination of service. Some additional payment options are available with respect to amounts deferred under the plan as of December 31, 2004, as adjusted for investment gains and losses.

Potential Payments upon Termination or Change in Control

The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change in control.

As discussed elsewhere in this proxy statement, Dover companies do not enter into employment contracts with their executives. Accordingly, the NEOs are entitled contractually to benefits upon termination of their employment only as provided for in previously granted equity and cash incentive awards under the 2005 plan (including its predecessor plan), other benefits plans and, other than Mr. Cerepak, in double-trigger change in control agreements. The compensation committee may, in its discretion, make severance payments on a case-by-case basis.

In compliance with Internal Revenue Code Section 409A, an executive who is a “specified employee” (one of the 50 most highly compensated employees of the company) at the time of termination of employment may not receive a payment of any non-qualified deferred compensation that is subject to Internal Revenue Code Section 409A until six months after his or her termination of employment (including, but not limited to, certain benefit payments on voluntary or involuntary termination, any SERP benefits other than grandfathered SERP and certain deferred compensation plan benefits).

Payments Made Upon Termination (Without a Change in Control)

Payments Made Upon Voluntary or Involuntary (Not for Cause) Termination

A named executive officer whose employment terminates as a result of a voluntary departure or involuntary termination other than for cause:

•	will be entitled to payment of cash performance awards and performance share awards for which the performance period had been completed but payout had not yet occurred, subject to the satisfaction of performance targets and certification by the compensation committee that the performance targets have been met;

•	will be entitled to exercise vested stock options or SSARs until the end of three months following the date of termination or any earlier expiration of the award;

•	will receive a single lump sum payment of amounts accrued and vested in the deferred compensation plan and SERP (other than grandfathered SERP benefits for which different distribution options may be available); and

•	will forfeit cash performance awards and performance share awards for which the performance period has not been completed as well as unexercisable stock options and SSARs and unvested restricted stock awards.

Payments Made Upon Termination for Cause

A named executive officer whose employment is terminated by us for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan and all amounts vested in the SERP as described in the applicable plan description above.

Payments Made Upon Normal Retirement

A named executive officer who retires at the normal retirement age under the applicable plan:

•	will be entitled to receive on the normal payout date the payout of any previously-granted cash performance award or performance share award that would have been earned had he continued to be a Dover employee through the payout date, subject to the satisfaction of performance targets and certification by the compensation committee that the performance targets have been met;

•	will continue to vest in options and SSARs held as of the retirement date and may exercise them after vesting until the earlier of their expiration date or the end of the 60-month period following retirement; and

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the SERP in accordance with the terms of those plans and the officer’s elections thereunder.

Under the 2005 plan, normal retirement is defined as retirement at age 62. For the definitions of normal retirement under each of the deferred compensation plan, SERP and pension plan, see the applicable plan description above.

Payments Made Upon Early Retirement

Early retirement is defined in each of the deferred compensation plan, the SERP and the pension plan as described in the applicable plan description above. With respect to awards under the 2005 plan, early retirement is defined as termination for any reason other than normal retirement, death, disability or cause, under one of the following circumstances:

•	the executive has at least 10 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 65 (the “Rule of 65”) and the executive terminates employment on at least 6 months’ notice;

•	the executive has at least 15 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 70 (the “Rule of 70”) and the executive terminates employment on at least 6 months’ notice; or

•	the executive’s employment terminates because the company or line of business in which he or she is employed is sold and the executive remains employed in good standing through the closing date of the sale (“sale of a company”).

A named executive officer who takes early retirement (as defined in the applicable plan):

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the SERP in accordance with the terms of the plans and the officer’s elections thereunder;

•	will be entitled to have his options and SSARs continue to vest and be exercisable for a period of 24 months, 36 months or 12 months following the date of early retirement under the Rule of 65, the Rule of 70 or sale of a company, respectively; (however, note that (1) an executive who is eligible to retire under the Rule of 65 or the Rule of 70 and who retires upon the sale of a company will be entitled to have his options and SSARs continue to vest and be exercisable in accordance with the Rule of 65 or Rule of 70 treatment, as the case may be, and (2) options and SSARs can never be exercised after the expiration of their 10-year term); and

•	at the discretion of the compensation committee, may receive all or a portion of the remaining payouts of cash performance awards or performance share awards outstanding on the date of early retirement under the Rule of 65 or the Rule of 70, subject to satisfaction of performance targets and certification by the committee that such performance targets have been met. Any such payouts will be made on the regular payout dates for the awards. All outstanding cash performance awards and performance shares are canceled under early retirement upon the sale of a company.

Any person who takes early retirement under the 2005 plan (unless he or she waives the early retirement benefits) is deemed to have expressly agreed that he or she will not compete with us on the following terms. The participant will not compete with us or any of our companies at which he or she was employed within the three years immediately prior to his or her termination, in the geographic areas in which we or that company actively carried on business at the end of the participant’s employment, for the period during which early retirement affords him or her enhanced benefits.

If the participant fails to comply with the non-compete provision, he or she forfeits the early retirement enhanced benefits referred to above and must return to Dover the economic value previously realized by reason of such benefits.

Payments Made Upon Disability or Death

A named executive officer who dies or becomes permanently disabled (or, if he or she has died, the officer’s beneficiary or estate):

•	will be entitled to receive on the normal payout date a portion of each cash performance payout or performance share payout that would have been earned had the officer continued to be a Dover employee through the payout or distribution date prorated on the basis of the performance period during which the officer served, subject to satisfaction of the applicable performance targets, unless the compensation committee determines otherwise;

•	will become immediately vested in any unvested options or SSARs and all options and SSARs may be exercised until the earlier of their expiration date or the end of the 60-month period following the officer’s death or disability;

•	will be entitled to receive payment of all amounts deferred and accrued in the deferred compensation plan and all amounts vested in the pension plan and the SERP in accordance with the terms of those plans and the officer’s elections thereunder; and

•	will be entitled to receive life insurance proceeds of $1,000,000 in the event of accidental death, or benefits of up to$15,000 per month offset by retirement benefits paid by Dover in the event of disability.

The table below shows the aggregate amount of potential payments and other benefits that each continuing named executive officer would have been entitled to receive if his employment had terminated in certain circumstances (other than as a result of a change in control) on December 31, 2009. The amounts shown assume that termination was effective as of December 31, 2009, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination at that time. The actual amounts to be paid out can only be determined at the time of each executive’s separation from our company. Annual bonuses are discretionary and are therefore omitted from the tables. Messrs. Kuhbach and Ropp retired prior to December 31, 2009 and, accordingly, are not included in the table. As of December 31, 2009, Mr. Livingston was eligible for early retirement under the Rule of 70 and Mr. Spurgeon was eligible for early retirement under the Rule of 65. No NEO serving at the end of 2009 was eligible for normal retirement.

	Voluntary
	Termination				Early Retirement		Early Retirement
	or Involuntary				Under		(Separation from
	Not for Cause		For Cause	Normal	Rule of 65 or		Service) Upon Sale
	Termination		Termination	Retirement	Rule of 70		of Company
	($)		($)	($)	($)		($)

Robert A. Livingston

Cash performance award	246,071	(1)	0	n/a	1,209,971	(2)	n/a

Performance shares	0		0	n/a	537,892	(3)	n/a

Stock options/SSARs	873,671	(4)	0	n/a	2,759,979	(5)	n/a

Retirement plan payments(6)	5,721,899		5,721,899	n/a	5,721,899		n/a

Deferred comp plan(7)	267,317		267,317	n/a	267,317		n/a

Total:	7,108,958		5,989,216	n/a	10,497,058		n/a

Brad M. Cerepak

Cash performance award	0		0	n/a	n/a		n/a

Stock options/SSARs	0		0	n/a	n/a		n/a

Retirement plan payments(6)	0		0	n/a	n/a		n/a

Deferred comp plan(8)	0		0	n/a	n/a		n/a

Total:	0		0	n/a	n/a		n/a

Thomas W. Giacomini

Cash performance award	282,336	(1)	0	n/a	n/a		282,336	(1)

Performance shares	0		0	n/a	n/a		0

Stock options/SSARs	22,887	(4)	0	n/a	n/a		22,887	(9)

Retirement plan payments(6)	273,358		273,358	n/a	n/a		273,358

Deferred comp plan(8)	901,250		901,250	n/a	n/a		901,250

Total:	1,479,831		1,174,608	n/a	n/a		1,479,831

Raymond C. Hoglund

Cash performance award	586,724	(1)	0	n/a	n/a		586,724	(1)

Performance shares	0		0	n/a	n/a		0

Stock options/SSARs	302,139	(4)	0	n/a	n/a		302,139	(9)

Retirement plan payments(6)	2,006,276		2,006,276	n/a	n/a		2,006,276

Deferred comp plan(8)	1,836,615		1,836,615	n/a	n/a		1,836,615

Total:	4,731,754		3,842,891	n/a	n/a		4,731,754

William W. Spurgeon, Jr.(10)

Cash performance award	881,118	(1)	0	n/a	1,934,118	(2)	n/a

Performance shares	0		0	n/a	185,955	(3)	n/a

Stock options/SSARs	434,108	(4)	0	n/a	434,108	(10)	n/a

Retirement plan payments(6)	2,524,658		2,524,658	n/a	2,524,658		n/a

Deferred comp plan(8)	785,281		785,281	n/a	785,281		n/a

Total:	4,625,165		3,309,939	n/a	5,864,120		n/a	(11)

(1)	This amount was earned as of December 31, 2009 for the completed three-year performance period 2007-2009. Except for a termination “for cause,” none of the termination events in this table would have any effect on the payout of this amount. This amount was paid to the executive officer in February 2010 (see Summary Compensation Table).

(2)	This amount includes the payout described in Note (1) for the performance period 2007-2009, plus an assumed payout in February 2011 at the 100% level of the cash performance award made in February 2008 for the three-year performance period 2008-2010 and an assumed payout in February 2012 at the 100% level of the cash performance award made in February 2009 for the three-year performance period 2009-2011. This calculation assumes that the compensation committee approves payouts for the 2008-2010 and 2009-2011 performance periods for the NEO.

(3)	This amount reflects an assumed payout in February 2012 at the 100% level of the performance share award made in February 2009 for the three year performance period 2009-2011. This calculation assumes that the compensation committee approves payout for the 2009-2011 performance period for the NEO.

(4)	This amount reflects the value of outstanding in-the-money vested options and SSARs as of December 31, 2009, which is the difference between the closing price of $41.61 per share of our common stock on December 31, 2009, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award. All such vested options and SSARs would continue to be exercisable for up to three months following the executive’s voluntary or involuntary (not for cause) termination.

(5)	This amount reflects the value of vested in-the-money options and SSARs as of December 31, 2009, as described in Note (4), plus the value of unvested in-the-money options and SSARs that would vest within 36 months following the executive’s retirement, valued in the same manner.

(6)	These amounts reflect benefits accrued under the SERP and pension plan as of December 31, 2009; no increase in such benefits would result from the termination event.

(7)	This amount reflects compensation deferred by Mr. Livingston under the EDIP and interest accrued thereon. Under the EDIP, Mr. Livingston may only begin receiving payments at age 65 and payments will be made over a 15-year period. Under this plan, the amount Mr. Livingston deferred would be repaid together with interest compounding at the rate of 12.5% through December 31, 2008 and Moody’s Aa Corporate Bond Index thereafter.

(8)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the deferred compensation plan as of December 31, 2009; no increase in such benefits would result from the termination event.

(9)	This amount reflects the value of vested options and SSARs as of December 31, 2009, as described in Note (4), plus the value of unvested in-the-money options and SSARs that would vest within 12 months following the executive’s early retirement, valued in the same manner.

(10)	This amount reflects the value of vested in-the-money options and SSARs as of December 31, 2009, as described in Note (4), plus the value of unvested in-the-money options and SSARs that would vest within 24 months following the executive’s early retirement, valued in the same manner.

(11)	The column is not applicable to Mr. Spurgeon because, if his segment were sold, he would have the more favorable benefits of Early Retirement under the Rule of 65.

Potential Payments in Connection with a Change in Control (Without Termination)

As discussed below, the payment of severance benefits following a change in control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events following a change in control. However, rights of an executive under the 2005 plan, the deferred compensation plan, the pension plan, the PRP and other incentive and benefit plans are governed by the terms of those plans and typically are effected by the change in control event itself, even if the executive continues to be employed by us (or a successor company) following the change in control.

Under the 2005 plan, upon a change in control, all outstanding options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. All outstanding cash performance awards and performance share awards immediately vest and become immediately due and payable. The performance periods of all cash performance awards and performance share awards outstanding terminate on the last day of the month prior to the month in which the change in control occurs. The participant is entitled to a payment, the amount of which is determined in accordance with the plan and the relevant cash performance award or performance share award agreement, which is then pro rated based on the portion of the performance period that the participant completed prior to the change in control.

Each person granted an award under the 2005 plan is deemed to agree, and each person who accepts a change in control agreement agrees, that upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change in control of Dover, he or she will not voluntarily terminate employment with us (or any of our companies) and, unless terminated by us, will continue to render services to us until the person seeking to effect a change in control of our company has abandoned, terminated or succeeded in such person’s efforts to effect the change in control.

Under the SERP as in effect on December 31, 2009 (and the PRP thereafter), upon a change in control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change in control. Under the deferred compensation plan, at least 30 days before the date the change in control is expected to occur, we are required to contribute to the grantor trust holding certain amounts deferred under the plan an amount equal to (a) two times the annual average total deferrals made to the plan during the prior three years, plus (b) 125% of the amount by which the value of all participants’ accounts in the plan as of 30 days prior to the expected date of the change in control exceeds the liquidated value of the assets then held in the trust. Amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

The following table shows the aggregate potential equity values and potential payments under plans to which each of the continuing NEOs would have been entitled upon a change in control on December 31, 2009.

		Cash			Deferred
	Stock Options/	Performance	Performance	SERP and	Compensation Plan
Named Executive Officer	SSARs ($)	Awards ($)	Share Awards ($)	Pension Plan ($)	($)
Robert A. Livingston	2,759,979	732,296	164,356	5,642,006	267,317	(1)

Brad M. Cerepak	180,715	0	0	0	0

Thomas W. Giacomini	445,593	604,628	36,833	203,770	901,250

Raymond C. Hoglund	929,230	966,740	54,645	2,006,276	1,836,615

William W. Spurgeon, Jr.	1,086,285	1,378,368	56,820	2,293,795	785,281

(1)	This is the present value of payments under the EDIP which begin at age 65, and continue monthly for 15 years guaranteed. This amount will not be received as a lump sum.

Potential Payments Upon Termination Following a Change in Control

We have double-trigger change in control agreements with each of our NEOs, except Mr. Cerepak, and certain other executive officers which are designed to encourage each officer to continue to carry out his or her duties with us in the event of a change in control. Each of these agreements requires a “double-trigger,” meaning that a change in control alone does not give the named executive officer any right to terminate his employment and receive severance benefits. However, a change in control can result in severance payments if it is followed by the executive officer resigning for good reason or by us terminating the executive officer other than for cause.

Under the change in control agreements, if we terminate an executive for any reason other than “cause,” death or “disability” or the executive resigns for “good reason” (as such terms are defined in the agreements) within 18 months after a change in control, the executive is entitled to severance benefits, payable in a lump sum in cash (the “lump sum amount”) then equal to the sum of:

•	three times the executive’s salary immediately prior to the date of termination or, if higher, immediately prior to the first occurrence or circumstance constituting good reason; and

•	three times the average annual bonus earned by the executive for the three fiscal years ending immediately prior to the fiscal year in which the termination date occurred or, if higher, immediately prior to the fiscal year in which the change in control occurred.

In addition, the executive is entitled to the life, accident and health insurance plans that we provided prior to the change in control (or equivalent benefits), at no direct cost to the executive, for a period of three years from the date of termination, and indemnification of the executive for any costs incurred in any litigation or arbitration by any person in connection with the enforcement or interpretation of the change in control agreement, plus pre-judgment interest on any judgment with respect thereto.

For purposes of these agreements, a “change in control” occurs when:

•	a person becomes the beneficial owner of 20% or more of our outstanding common stock or the combined voting power of outstanding securities, excluding any shares of stock acquired from us or our affiliates;

•	existing members of the board of directors or persons whose appointment or election by the board or nomination for election by the shareholders was approved or recommended by a vote of at least two-thirds of the incumbent directors whose appointment, election or nomination was previously so approved or recommended, cease to constitute a majority of the board of directors;

•	there is a merger or other business combination of us or our affiliates, except where our outstanding voting stock constitutes at least 50% of the combined voting power of the surviving entity, or the merger was effected to implement a recapitalization where no person becomes a beneficial owner of 20% or more of our common stock or the combined voting power of outstanding shares; or

•	our shareholders approve a plan of complete liquidation, dissolution or sale of substantially all of its assets, other than when the sale of assets is to an entity in which 50% or more of the voting power is owned by our former shareholders.

Upon a change in control, an executive who is party to a change in control agreement may be subject to a 20% excise tax under Section 280G of the Internal Revenue Code to the extent that the executive receives an “excess parachute payment.” Section 280G imposes a 20% excise tax on, and limits the tax deductibility of, certain compensatory payments made by us to or for the benefit of certain executives who are “disqualified individuals” within the meaning of Section 280G, if such payments are contingent upon a change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets, and the payments equal or exceed a safe harbor amount of 2.99 times the individual’s base amount. If payments deemed to be contingent on the change in control equal or exceed the safe harbor, payments which exceed one times the individual’s base amount are treated as “excess parachute payments” and are subject to the 20% excise tax and are not deductible by us. Under the change in control agreements, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G with respect to the cash lump sum amount described above (depending on certain factors involved in the calculation of such taxes) and any income or excise taxes that are payable by the executive as a result of our reimbursement of such Section 280G excise taxes.

The following table shows the potential payments and other benefits that each of the continuing NEOs who have a change in control agreement would have been entitled to receive under such agreements upon involuntary or good reason termination following a change in control on December 31, 2009:

		Health and
		Welfare
Named Executive Officer	Lump Sum Amount ($)	Benefits ($)	280G Tax Gross-Up ($)	Total ($)(1)
Robert A. Livingston	4,920,000	69,845	1,519,217	6,509,062

Thomas W. Giacomini	2,296,250	54,786	865,253	3,216,288

Raymond C. Hoglund	2,687,500	45,918	750,037	3,483,456

William W. Spurgeon, Jr.	3,480,000	54,073	1,040,122	4,574,195

(1)	For additional potential amounts payable upon a change in control under Dover’s employee benefit plans, whether or not there is a termination of employment, see the table on page 53.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

In order for shareholder proposals to be included in our proxy statement for the 2011 Annual Meeting, we must receive them at our principal executive offices, 280 Park Avenue, New York, NY 10017, by November 16, 2010. All other shareholder proposals, including nominations for directors, in order to be voted on at the 2011 Annual Meeting, must be received by us not earlier than January 6, 2011, and not later than February 5, 2011 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2010 Annual Meeting of Shareholders.

Dated: March 16, 2010
By authority of the board of directors,

JOSEPH W. SCHMIDT
Secretary

Date Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Please sign exactly as your name(s) appear(s) above. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. M. A. Winston 1k. M. B. Stubbs 1j. B. G. Rethore 1i. R. K. Lochridge 1h. R. A. Livingston 1g. J. L. Koley 1f. K. C. Graham 1e. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Dover Corporation for 2010. P. T. Francis 1d. 0 0 0 2. For Against Abstain The Board of Directors recommends a vote FOR Item 2: J-P. M. Ergas 1c. R. W. Cremin 1b. D. H. Benson 1a. Abstain 0 0 0 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 0 0 0 For 0 0 0 0 0 0 0 0 0 0 0 DOVER CORPORATION The Board of Directors recommends a vote FOR each director under Item 1: 1. Election of Directors Nominees: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY M21699-P89847 KEEP THIS PORTION FOR YOUR RECORDS TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ACCESS YOUR ACCOUNT ONLINE You may access your Dover Corporation Shareholder account online via Investor ServiceDirect® at http:/ /www.bnymellon.com/shareowner/isd. For technical assistance, please call Dover’s transfer agent, BNY Mellon Shareowner Services, at 1-877-978-7778 between 9am — 7pm Monday - Friday Eastern Time. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. DOVER CORPORATION 280 PARK AVENUE NEW YORK, NY 10017 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE.) THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. IMPORTANT — You have the option of voting these shares by returning the enclosed proxy card, voting via Internet or by using a toll-free telephone number above and on the reverse side. On the reverse side of this proxy card are instructions on how to vote via the Internet or by telephone. If you vote by either of these methods, your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side. The undersigned hereby appoints Robert A. Livingston, Brad M. Cerepak, Joseph W. Schmidt and Ivonne M. Cabrera, and each of them, as the undersigned’s proxy or proxies, each with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in Itasca, IL on May 6, 2010 at 1:00 P.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company’s Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING MAY 6, 2010. DOVER CORPORATION PROXY PROXY PROXY M21700-P89847 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope. OR INTERNET http://www.proxyvote.com/dov Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. TELEPHONE 1-800-690-6903 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 PM Eastern Time the day before the annual meeting date. Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.